UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)
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☐	Soliciting Material Pursuant to Sec. 240.14a-12
QLOGIC CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL NO. 1 ELECTION OF DIRECTORS
BOARD OF DIRECTORS
EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
QLogic’s Executive Compensation Program
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SUMMARY COMPENSATION TABLE -- FISCAL YEARS 2009, 2010 AND 2011
Compensation of Named Executive Officers
Employment Agreements
Grants of Plan-Based Awards in Fiscal Year 2011
Description of Plan-Based Awards
PROPOSAL NO. 2 ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL NO. 3 ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
PROPOSAL NO. 4 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
PRINCIPAL ACCOUNTANTS’ FEES
AUDIT COMMITTEE REPORT
RELATED PERSON TRANSACTIONS AND PROCEDURES
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EQUITY COMPENSATION PLAN INFORMATION
STOCKHOLDER PROPOSALS
ANNUAL REPORT TO STOCKHOLDERS
OTHER MATTERS

QLOGIC CORPORATION
26650 Aliso Viejo Parkway
Aliso Viejo, CA 92656
(949) 389-6000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on August 25, 2011

To the Stockholders of QLogic Corporation:

You are cordially invited to attend the Annual Meeting of Stockholders of QLogic Corporation, a Delaware corporation, which will be held at QLogic’s corporate headquarters, located at 26650 Aliso Viejo Parkway, Aliso Viejo, California 92656, at 10:00 a.m., Pacific Daylight Time, on Thursday, August 25, 2011, to consider and act upon the following matters, all as more fully described in the accompanying Proxy Statement:

1. To elect eight directors to the Board of Directors to serve until our next Annual Meeting or until their successors have been elected and qualified;

2. To hold an advisory vote on executive compensation;

3. To hold an advisory vote on the frequency of future advisory votes on executive compensation;

4. To ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending April 1, 2012; and

5. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

Stockholders of record of our common stock at the close of business on June 30, 2011, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting and at any postponements or adjournments thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on August 25, 2011. The Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended April 3, 2011 are available electronically at http://ir.qlogic.com.

By Order of the Board of Directors

Michael L. Hawkins
Secretary

Aliso Viejo, California
July 21, 2011

YOUR VOTE IS IMPORTANT

Please vote by using the Internet, by telephone or by signing and returning the enclosed proxy card as soon as possible to ensure your representation at the Annual Meeting. Your proxy card contains instructions for each of these voting options.

QLOGIC CORPORATION
26650 Aliso Viejo Parkway
Aliso Viejo, CA 92656
(949) 389-6000

PROXY STATEMENT

APPROXIMATE DATE PROXY MATERIALS FIRST SENT TO STOCKHOLDERS:
July 21, 2011

These proxy materials are provided in connection with the solicitation of proxies by the Board of Directors of QLogic Corporation, a Delaware corporation, for the Annual Meeting of Stockholders to be held at QLogic’s corporate headquarters, located at 26650 Aliso Viejo Parkway, Aliso Viejo, California 92656, at 10:00 a.m., Pacific Daylight Time, on Thursday, August 25, 2011, and at any postponements or adjournments thereof, for the purposes stated in the Notice of Annual Meeting of Stockholders preceding this Proxy Statement. Unless the context otherwise requires, the terms “us,” “we,” “our,” “QLogic” and the “Company” include QLogic Corporation and its consolidated subsidiaries.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE MEETING

Q:	What information is included in these materials?

A:	This Proxy Statement includes information on the nominees for directors and the other matters to be voted on at the meeting. This Proxy Statement also includes information on the voting process and requirements, the compensation of directors and some of our executive officers, and certain other required information.

Q:	What am I being asked to vote on at the meeting?

A:	There are four matters scheduled to be voted on at the meeting:

(1) The election of eight directors to the Board of Directors, each of whom will serve until our next Annual Meeting or until their successors are elected and qualified.

(2) An advisory vote on executive compensation.

(3) An advisory vote on the frequency of future advisory votes on executive compensation.

(4) The ratification of the appointment of KPMG LLP as our independent auditors for fiscal year 2012.

Q:	How does the Board recommend that I vote on each of these matters?

A:	Our Board of Directors recommends that you vote your shares:

• “FOR” each of the director nominees (PROPOSAL NO. 1);

• “FOR” the proposal regarding an advisory vote on executive compensation (PROPOSAL NO. 2);

• “1 Year” on the frequency of future advisory votes on executive compensation (PROPOSAL NO. 3); and

• “FOR” ratification of the appointment of KPMG LLP as our independent auditors for fiscal year 2012 (PROPOSAL NO. 4).

Q:	What classes of shares are entitled to vote?

A:	Each share of our common stock outstanding on June 30, 2011 (the “Record Date”) is entitled to one vote on each item being voted on at the Annual Meeting. On the Record Date, we had 104,543,000 shares of common stock outstanding.

Q:	What shares can vote?

A:	You can vote all of the shares that you owned on the Record Date. These shares include (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially:

Stockholder of Record — If your shares are registered in your name with our transfer agent, Computershare Investor Services, you are considered a stockholder of record with respect to those shares, and you are receiving these proxy materials directly from us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed a proxy card for you to use.

Beneficial Owner — If your shares are held in a stock brokerage account, by a bank or other nominee (commonly referred to as being held in “street name”), you are considered to be the beneficial owner of those shares, and these proxy materials are being forwarded to you by your broker, bank or nominee as the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker, bank or nominee has enclosed or provided a voting instruction card for you to use in directing the broker, bank or nominee how to vote your shares.

Q:	How do I vote?

A:	If you are a stockholder of record, you may vote by one of the following methods:

• via the Internet,

• by telephone,

• by mail, or

• in person at the Annual Meeting.

If you own your shares in “street name,” that is, through a brokerage or bank account or in another nominee form, you must provide instructions to the broker, bank or nominee as to how your shares should be voted. Your broker, bank or nominee will usually provide you instructions at the time you receive this Proxy Statement. If you own your shares in this manner, you cannot vote in person at the Annual Meeting unless you receive a proxy to do so from the broker, bank or nominee.

Q:	Can I revoke my proxy?

A:	Yes. To revoke your proxy, you must do one of the following before the votes are cast at the meeting: (1) deliver a written notice of your revocation to our Corporate Secretary at our principal executive office, 26650 Aliso Viejo Parkway, Aliso Viejo, California 92656, or (2) execute and deliver a later-dated proxy. Alternatively, you can attend the meeting and vote in person. For shares you hold in street name, you may change your vote by submitting new voting instructions to your broker, bank or nominee or, if you have obtained a proxy from your broker, bank or nominee giving you the right to vote your shares at the Annual Meeting, by attending the meeting and voting in person.

Q:	What does it mean if I get more than one proxy card?

A:	It means that you hold shares registered in more than one account. Sign and return all proxies for each proxy card that you get in order to ensure that all of your shares are voted.

Q:	What is the quorum requirement for the meeting?

A:	For a “quorum” to exist at the Annual Meeting, stockholders holding a majority of the votes entitled to be cast by the stockholders entitled to vote generally must be present in person or represented by proxy at the Annual Meeting. There must be a quorum for any action to be taken at the Annual Meeting (other than postponements or adjournments of the meeting). If you submit a properly executed proxy card, even if you abstain from voting, then your shares will be counted for purposes of determining the presence of a quorum. If a broker indicates on a proxy that it lacks discretionary authority as to certain shares to vote on a particular matter, commonly referred to as “broker non-votes,” those shares will still be counted for purposes of determining the presence of a quorum at the Annual Meeting.

Q:	What is the voting requirement for each of the above matters?

A:	QLogic has a majority voting standard for Proposal No. 1, the election of directors. Directors are elected at each annual meeting by a majority of votes cast, meaning that the number of votes “for” a director must exceed the number of votes “against” that director. In the event that a nominee for director receives more “against” votes for his or her election than “for” votes, the Board must consider that director’s resignation following a recommendation by the Nominating and Governance Committee. The majority voting standard does not apply, however, in a contested election. In such circumstances, directors will instead be elected by a plurality of the votes cast, meaning that the eight nominees receiving the most votes will be elected.

With regard to the election to take place at the Annual Meeting, the Board intends to nominate the eight persons identified as its nominees in this Proxy Statement. Each of the directors will be elected by a majority of the votes cast.

For each other proposal to be submitted for a vote of stockholders at the annual meeting, our bylaws require that the proposal receives the affirmative vote of a majority of the shares of common stock present or represented by proxy at the meeting and entitled to vote on the proposal to be approved. Please be advised, however, that Proposal No. 2 (an advisory vote on executive compensation), Proposal No. 3 (an advisory vote on the frequency of the advisory vote on executive compensation), and Proposal No. 4 (ratification of the appointment of KPMG LLP as our independent auditors for fiscal year 2012) are advisory only and are not binding on us. The board of directors (or a committee of the board of directors, as applicable) will consider the outcome of the vote on each of these proposals in considering what action, if any, should be taken in response to the advisory vote by stockholders.

Q:	How are abstentions and broker non-votes treated?

A:	In all matters other than the election of directors (Proposal No. 1) and the advisory vote on the frequency of future advisory votes on executive compensation (Proposal No. 3), abstentions have the same effect as votes “AGAINST” a matter. With respect to the election of directors, abstentions with respect to a director nominee will not be counted as a vote cast on the election of the director nominee and therefore will not be counted in determining the outcome of the directors’ election. With respect to the advisory vote on the frequency of future advisory votes on executive compensation, abstentions will not be counted in determining the number of votes cast for any of the frequency options (1 year, 2 years or 3 years). Abstentions will be counted as present and entitled to vote for purposes of determining the presence of a quorum at the annual meeting.

A broker is entitled to vote shares held for a beneficial holder on routine matters, such as the ratification of the appointment of KPMG LLP as our independent auditors for fiscal year 2012 (Proposal No. 4), without a broker voting instruction card from the beneficial holder of those shares. On the other hand, a broker is not entitled to vote shares held for a beneficial holder on certain non-routine items, absent a broker voting instruction card from the beneficial holder of such shares. The election of directors (Proposal No. 1), the advisory vote on executive compensation (Proposal No. 2), and the advisory vote on the frequency of future advisory votes on executive compensation (Proposal No. 3) are considered non-routine matters. Consequently, if you do not give your broker specific instructions by way of a broker voting instruction card, your shares will constitute broker non-votes and will not be voted with respect to Proposals No. 1, No. 2 or No. 3 and will have no effect on the outcome, although they will count for purposes of determining whether a quorum exists.

Q:	How will the votes be counted?

A:	Your shares of common stock will be voted according to your instructions on the proxy card. If you properly submit your proxy card or broker voting instruction card without providing specific instructions, your shares will be voted in accordance with the recommendations of the Board of Directors (“FOR” all director nominees named in the Proxy Statement (Proposal No. 1), “FOR” the proposal regarding an advisory vote on executive compensation (Proposal No. 2), “1 Year” on the frequency of future advisory votes on executive compensation (Proposal No. 3), and “FOR” ratification of the appointment of KPMG LLP as our independent auditors for fiscal year 2012 (Proposal No. 4)).

Q:	Who will count the votes?

A:	We have appointed Broadridge Financial Solutions, Inc. (“Broadridge”) to act as the inspector of election for the meeting. We believe Broadridge will use procedures that are consistent with Delaware law concerning the voting of shares, the determination of the presence of a quorum and the determination of the outcome of each matter submitted for a vote.

Q:	How will voting on any other business be conducted?

A:	We do not expect any matters to be presented for a vote at the meeting, other than the matters described in this Proxy Statement. If you grant a proxy, the officers named as proxy holders, Simon Biddiscombe and Jean Hu, or their nominees or substitutes, will each have the discretion to vote your shares on any additional matters that are properly presented at the meeting. If, for any unforeseen reason, any of our nominees is not available as a candidate for director, the person named as the proxy holder will vote your proxy for another candidate or other candidates nominated by the Board of Directors.

Q:	Where can I find the voting results of the Annual Meeting?

A:	The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K, which the Company is required to file with the Securities and Exchange Commission (“SEC”) within four business days following the Annual Meeting. If final voting results are not known when such report is filed, they will be announced in an amendment to such report within four business days after the final results become known.

Q:	Who is paying for this proxy solicitation?

A:	We will pay the cost of soliciting the proxies. The solicitation of proxies may be made in person, by telephone, or by electronic communication by officers, directors and regular employees, who will not be paid additional compensation for these activities. We will send copies of the solicitation material to brokers, fiduciaries and custodians who will forward the material to the beneficial owners of our shares. On request, we will reimburse brokers and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to the beneficial owners.

Q:	Are these proxy materials available electronically?

A:	Yes, this is an Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on August 25, 2011. This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended April 3, 2011 are available electronically at http://ir.qlogic.com.

If you received your annual meeting materials by mail, we encourage you to help us to conserve natural resources, as well as significantly reduce QLogic’s printing and mailing costs, by signing up to receive your stockholder communications via e-mail. With electronic delivery, you will be notified via e-mail as soon as the annual report and the Proxy Statement are available on the Internet, and you will be able to review those materials and submit your stockholder vote online. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. To sign up for electronic delivery, visit https://www.icsdelivery.com/qlogic/index.asp. Your electronic delivery enrollment will be effective until you cancel it. If you have questions about electronic delivery, please contact Investor Relations, QLogic Corporation, 26650 Aliso Viejo Parkway, Aliso Viejo, California 92656.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of June 30, 2011 concerning beneficial ownership by:

•	holders of more than 5% of QLogic’s common stock,

•	directors and nominees,

•	each of the named executive officers listed in the Summary Compensation Table — Fiscal Years 2009, 2010 and 2011 (“Summary Compensation Table”) below, and

•	all directors and executive officers as a group.

The information provided in the table is based on QLogic’s records, information filed with the SEC and information provided to QLogic, except where otherwise noted.

	Amount and
	Nature of Beneficial
Name	Ownership	Percent(1)

Wellington Management Company, LLP(2)	11,827,547	11.3%
Janus Capital Management LLC(3)	6,646,521	6.4%
The Vanguard Group, Inc.(4)	6,302,858	6.0%
BlackRock, Inc.(5)	5,303,389	5.1%
Simon Biddiscombe(6)	182,926	*
Joel S. Birnbaum(7)	173,901	*
H.K. Desai(8)	3,876,790	3.6%
James R. Fiebiger(9)	214,224	*
Balakrishnan S. Iyer(10)	242,573	*
Kathryn B. Lewis(11)	85,241	*
D. Scott Mercer	—	*
George D. Wells(12)	212,869	*
William M. Zeitler	20,000	*
Roger J. Klein(13)	354,205	*
Perry M. Mulligan(14)	226,582	*
Douglas D. Naylor(15)	118,729	*
Jesse L. Parker(16)	38,375	*
Scott A. Genereux(17)	—	*
All Directors and Executive Officers as a group (14 persons)(18)	5,627,686	5.1%

*	Less than 1% of the outstanding shares of our common stock.

(1)	Based upon 104,543,000 shares of common stock outstanding on June 30, 2011. The number of shares beneficially owned by each person or entity is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, each person or entity is considered the beneficial owner of any shares as to which the person or entity has the sole or shared voting power or investment power and also any shares that the entity or individual has the right to acquire on or before August 29, 2011 (60 days after June 30, 2011) through the exercise of any stock options, through the vesting of restricted stock units (“RSUs”) payable in shares, or upon the exercise of other rights. Unless otherwise indicated, each person has sole voting and investment power with respect to the shares set forth in the table.

(2)	Based on information contained in a report on Schedule 13G/A that Wellington Management Company, LLP (“Wellington”) filed with the SEC on February 14, 2011. Such filing indicates that Wellington does not have sole voting or sole dispositive power with respect to any shares. The Schedule 13G/A contained information as of December 31, 2010 and may not reflect current holdings of QLogic common stock. The address for Wellington is 280 Congress Street, Boston, Massachusetts 02210.

(3)	Based on information contained in a report on Schedule 13G that Janus Capital Management LLC (“Janus”) filed with the SEC on February 14, 2011. Such filing indicates that Janus does not have sole voting or sole dispositive power with respect to any shares. The Schedule 13G contained information as of December 31, 2010 and may not reflect current holdings of QLogic common stock. The address for Janus is 151 Detroit Street, Denver, Colorado 80206.

(4)	Based on information contained in a report on Schedule 13G/A that The Vanguard Group, Inc. (“Vanguard”) filed with the SEC on February 10, 2011. Such filing indicates that Vanguard has sole voting power with respect to 136,057 shares and sole dispositive power with respect to 6,166,801 shares. The Schedule 13G/A contained information as of December 31, 2010 and may not reflect current holdings of QLogic common stock. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(5)	Based on information contained in a report on Schedule 13G that BlackRock, Inc. (“BlackRock”) filed with the SEC on February 8, 2011. Such filing indicates that BlackRock has sole voting and dispositive power with respect to all shares. The Schedule 13G contained information as of December 31, 2010 and may not reflect current holdings of QLogic common stock. The address for BlackRock is 40 East 52nd Street, New York, New York 10022.

(6)	Includes 158,750 shares which may be purchased pursuant to stock options that are exercisable on or before August 29, 2011.

(7)	Includes 161,805 shares which may be purchased pursuant to stock options that are exercisable on or before August 29, 2011 and 4,134 shares issuable pursuant to restricted stock units that will vest on or before August 29, 2011.

(8)	Includes 3,558,126 shares which may be purchased pursuant to stock options that are exercisable on or before August 29, 2011.

(9)	Includes 194,478 shares which may be purchased pursuant to stock options that are exercisable on or before August 29, 2011 and 4,134 shares issuable pursuant to restricted stock units that will vest on or before August 29, 2011.

(10)	Includes 230,477 shares which may be purchased pursuant to stock options that are exercisable on or before August 29, 2011 and 4,134 shares issuable pursuant to restricted stock units that will vest on or before August 29, 2011.

(11)	Includes 79,145 shares which may be purchased pursuant to stock options that are exercisable on or before August 29, 2011 and 4,134 shares issuable pursuant to restricted stock units that will vest on or before August 29, 2011.

(12)	Includes 181,145 shares which may be purchased pursuant to stock options that are exercisable on or before August 29, 2011 and 4,134 shares issuable pursuant to restricted stock units that will vest on or before August 29, 2011.

(13)	Includes 340,086 shares which may be purchased pursuant to stock options that are exercisable on or before August 29, 2011.

(14)	Includes 222,625 shares which may be purchased pursuant to stock options that are exercisable on or before August 29, 2011.

(15)	Includes 115,854 shares which may be purchased pursuant to stock options that are exercisable on or before August 29, 2011.

(16)	Consists of 38,375 shares which may be purchased pursuant to stock options that are exercisable on or before August 29, 2011.

(17)	Beneficial ownership information is as of November 12, 2010, Mr. Genereux’s last day of employment with the Company.

(18)	Includes 5,165,012 shares which may be purchased pursuant to stock options that are exercisable on or before August 29, 2011 and 20,670 shares issuable pursuant to restricted stock units that vest on or before August 29, 2011.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors has nominated the following eight persons to serve as our directors: (1) Simon Biddiscombe, (2) H.K. Desai, (3) James R. Fiebiger, (4) Balakrishnan S. Iyer, (5) Kathryn B. Lewis, (6) D. Scott Mercer, (7) George D. Wells, and (8) William M. Zeitler. If elected, each nominee will continue in office until our next Annual Meeting or until the director’s successor has been duly elected and qualified, or until the earlier of the director’s death, resignation or retirement. Mr. Birnbaum, a current director, has chosen not to stand for reelection.

The authorized number of directors on our Board at the time of the Annual Meeting will be eight. Biographical information about our nominees for director and the experience, qualifications, attributes and skills considered by our Nominating and Governance Committee and Board in determining that the nominee should serve as a director appears below. For additional information about how we identify and evaluate nominees for director, see “Board of Directors — Committees — The Nominating and Governance Committee” below.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

Each nominee receiving more votes for his or her election than votes against his or her election will be elected to our Board of Directors to serve until our next Annual Meeting or until their successors are elected and qualified, or until the earlier of the director’s death, resignation, removal or retirement. This required vote is described in the following section entitled “Voting Standard.” Proxies cannot be voted for more than eight nominees for director. Unless authority to vote for directors has been withheld in the proxy, the persons named in the enclosed proxy, or their nominee or substitute, intend to vote at the meeting for the election of the eight director nominees.

Voting Standard

Each of the nominees for director named above has consented to be named as a nominee in our Proxy Statement, and we expect that each of the nominees will be able to serve if elected. In the event that any of the nominees for director should become unable to serve if elected, it is intended that the persons named in the enclosed proxy, or their nominee or substitute, will vote your shares FOR the election of a substitute nominee as may be recommended by the Board of Directors.

Our Bylaws require that, in an uncontested election, each director will be elected by a majority of votes cast. A “majority of votes cast” means the number of shares voted “for” a director exceeds the number of shares voted “against” that director. In the case of an uncontested election, if a nominee who is serving as a director is not elected at the Annual Meeting by the requisite majority of votes cast, under Delaware law, the director would continue to serve on the Board as a “holdover director.” However, our Bylaws require each director nominee, prior to each election of directors at an annual meeting, to submit to the Board an irrevocable letter of resignation from the Board and all committees thereof, which will become effective if that director does not receive a majority of votes cast and the Board determines to accept such resignation. In such circumstances, the Nominating and Governance Committee, composed entirely of independent directors (as detailed below in “Board of Directors — Committees — The Nominating and Governance Committee”), will evaluate and make a recommendation to the Board with respect to the submitted resignation. The Board must take action on the recommendation within 90 days following certification of the stockholder vote. QLogic will publicly disclose the Board’s decision including, if applicable, the reasons for rejecting a resignation.

The majority voting standard does not apply, however, in a contested election. An election shall be deemed to be contested if, as of the 10th day preceding the date the notice of the meeting is first mailed for such meeting to the stockholders of the corporation, the number of nominees exceeds the number of directors to be elected. In such circumstances, directors will instead be elected by a plurality of the votes cast, meaning that the eight nominees receiving the most votes will be elected.

With regard to the election to take place at the 2011 Annual Meeting, the Board intends to nominate the eight persons identified as its nominees in this Proxy Statement.

The following table and paragraphs below set forth the names and certain information concerning the eight nominees for election to our Board of Directors. This information includes the principal occupation of and directorships held by each nominee for at least the past five years, as well as the specific experience, qualifications, attributes and skills that led to the conclusion that each nominee should serve as a member of the Board of Directors.

Nominee(1)	Position with QLogic	Age

Simon Biddiscombe	Director, President and Chief Executive Officer	44
H.K. Desai	Chairman of the Board and Executive Chairman	65
James R. Fiebiger(2)(4)	Director	69
Balakrishnan S. Iyer(3)(4)	Director	55
Kathryn B. Lewis(3)(4)	Director	60
D. Scott Mercer(3)	Director	60
George D. Wells(2)(3)(5)	Director	76
William M. Zeitler(4)	Director	63

(1)	The Nominating and Governance Committee identifies candidates and recommends to the Board of Directors nominees for membership on the Board. Following the recommendation of the Nominating and Governance Committee, the Board of Directors selects the nominees for election as directors at the Annual Meeting.

(2)	Member of the Nominating and Governance Committee.

(3)	Member of the Audit Committee.

(4)	Member of the Compensation Committee.

(5)	Lead Director for meetings of the independent directors.

Mr. Biddiscombe currently serves as a director and as our President and Chief Executive Officer. He joined us in April 2008 as our Senior Vice President and Chief Financial Officer, and became our President and Chief Executive Officer and was named a director in November 2010. Mr. Biddiscombe served as Senior Vice President, Chief Financial Officer and Treasurer of Mindspeed Technologies, Inc., a semiconductor company, from June 2003 until April 2008, and as Secretary from April 2004 until April 2008. Mr. Biddiscombe previously served as the Vice President, Finance, and Controller of the internet infrastructure business of Conexant Systems, Inc. (“Conexant”), a designer, developer and seller of semiconductor system solutions for communications applications, from December 2000 to June 2003. He was the Senior Vice President and Chief Financial Officer from May 1999 to December 2000 and the Chief Operating Officer from May 2000 to December 2000 of Wyle Electronics, a distributor of semiconductor products. As the Company’s principal executive officer, Mr. Biddiscombe is responsible for developing (in conjunction with the other Board members) and executing our business strategies, and he provides the Board with a deep knowledge of all aspects of our business.

Mr. Desai currently serves as our Chairman of the Board and Executive Chairman. He joined us in August 1995 as our interim Chief Executive Officer, President and Chief Technical Officer. Mr. Desai was subsequently promoted to President and Chief Executive Officer and became a director in January 1996, and became Chairman of the Board in May 1999. Mr. Desai served as our President and Chief Executive Officer until November 2010, at which time he assumed his current role of Executive Chairman. From May 1995 to August 1995, Mr. Desai was Vice President, Engineering (Systems Products) at Western Digital Corporation, a manufacturer of digital storage devices. From July 1990 until May 1995, Mr. Desai served as Director of Engineering, and subsequently Vice President of Engineering, for QLogic. From 2000 to 2007, he served as a director of Lantronix, Inc., and he currently serves on the Board of Directors of Applied Micro Circuits Corporation. Mr. Desai has been our Chairman of the Board and an executive officer for over ten years and brings to the Board an extensive knowledge of our technologies, customers and markets. Mr. Desai also brings to the Board leadership, business and industry experience. As one of two members of management on our Board, he serves as a critical link between management and the Board, enabling the Board to perform its oversight function with the benefit of management’s perspectives on our business.

Dr. Fiebiger has served as a director since February 2000. Dr. Fiebiger was a consultant to the semiconductor and the electronic design automation industries from November 2004 to February 2008. From December 1999 until

October 2004, Dr. Fiebiger was Chairman and Chief Executive Officer of Lovoltech, Inc., a fabless semiconductor company specializing in low voltage devices. Dr. Fiebiger served as Vice Chairman of GateField Corporation, a fabless semiconductor company, from February 1999 until the company was sold to Actel Corporation in November 2000. He served as GateField’s President and Chief Executive Officer from June 1996 until February 1999. From October 1993 until June 1996, he was Managing Director and Chairman of Thunderbird Technologies, Inc., a semiconductor technology licensing company. From December 1987 to September 1993, he was President and Chief Operating Officer of VLSI Technology, Inc. Dr. Fiebiger has also served as Senior Corporate Vice President and Assistant General Manager for Motorola’s Worldwide Semiconductor Sector. Dr. Fiebiger currently serves on the Board of Directors of Power Integrations, Inc. and Pixelworks, Inc. He also served on the Board of Directors of Actel Corporation from December 2000 to November 2010 and of Mentor Graphics Corp. from October 1994 to May 2011. Dr. Fiebiger’s experience as an executive officer at companies in the semiconductor industry brings to our Board leadership, operating, strategic and management experience. His service on the Boards of other public companies enables him to bring to our Board a well balanced view on corporate governance topics.

Mr. Iyer has served as a director since June 2003.  From October 1998 to June 2003, Mr. Iyer was the Senior Vice President and Chief Financial Officer of Conexant. Prior to October 1998, Mr. Iyer served as the Senior Vice President and Chief Financial Officer of VLSI Technology, Inc. Mr. Iyer has held a number of senior finance positions at Advanced Micro Devices, Inc., a semiconductor company. Mr. Iyer currently serves on the Board of Directors of IHS Inc., Life Technologies Corp. (successor to Invitrogen Corporation), Power Integrations, Inc. and Skyworks Solutions, Inc. He also served on the Board of Directors of Conexant from February 2002 to April 2011. Mr. Iyer’s experience as an executive officer of companies in the technology industry brings to our Board leadership, strategic and financial experience. His experience as a director at the public companies listed above provide the Board with significant financial expertise with specific application to our industry, as well as a broad understanding of corporate governance topics.

Ms. Lewis has served as a director since February 2008. Ms. Lewis is currently Vice Chairman of the Board of Directors of Share Our Selves, an organization that serves people at risk in Southern California. Until her retirement in 1998, Ms. Lewis held several executive positions with Western Digital Corporation. At the time of her retirement, she was the President and Chief Operating Officer of Western Digital’s Personal Storage Division. From 2002 to 2007, she served as a director of Lantronix, Inc. Ms. Lewis brings to the Board leadership, strategic and operational expertise within the computer storage industry from her senior executive officer positions at Western Digital. Her prior service on the Board of another technology company also provides a valuable perspective on governance and financial issues.

Mr. Mercer has served as a director since September 2010. Mr. Mercer was Chairman of the Board of Directors and Chief Executive Officer of Conexant from August 2008 and April 2008, respectively, until April 2011. From November 2005 until April 2008, Mr. Mercer worked as a private investor, and from May 2005 to November 2005, Mr. Mercer served as interim Chief Executive Officer of Adaptec, Inc. Mr. Mercer served as Senior Vice President and Advisor to the Chief Executive Officer from February 2004 through December 2004, and as Senior Vice President and Chief Financial Officer from October 2001 through January 2004, at Western Digital Corporation. From June 2000 to September 2001, Mr. Mercer served as Vice President and Chief Financial Officer of Teralogic, Inc. From June 1996 to May 2000, he held various senior operating and financial positions with Dell Inc. Mr. Mercer currently serves as a director of both Hitachi Global Storage Technologies Netherlands B.V. and Polycom, Inc. He also served on the Boards of Directors of Net Ratings, Inc. from January 2001 to June 2007, Adaptec, Inc. from November 2003 to October 2008, Palm, Inc. from June 2005 to July 2010, and Conexant from May 2003 to April 2011. Mr. Mercer’s senior management and operational experience in a number of technology companies and his service as a director at the companies listed above provide our Board with significant financial, operational and compliance expertise with specific application to our industry, as well as a broad understanding of corporate governance and other topics.

Mr. Wells has served as a director since February 1994. Mr. Wells was President and Chief Executive Officer of Exar Corporation, a manufacturer of analog and mixed-signal integrated circuits, from June 1992 until he retired in October 1996. Before joining Exar, Mr. Wells served as President and Chief Operating Officer of LSI Corporation (formerly LSI Logic Corporation), a manufacturer of application-specific integrated circuits, for seven years.

Mr. Wells’ experience as a senior executive officer of two companies in the technology industry brings to our Board his leadership, strategic, operational and management experience.

Mr. Zeitler has served as a director since September 2010. Mr. Zeitler has served as a consultant in the technology industry since his retirement from International Business Machines Corporation (“IBM”) in 2008. Prior to his retirement, Mr. Zeitler spent over 35 years at IBM in various roles, including his last assignment as Senior Vice President and Group Executive — Servers, Storage and Semiconductor Groups of the IBM Systems and Technology Group. He currently serves on the Board of Directors of Vette Corporation. Mr. Zeitler brings to the Board leadership, strategic, research and development and management experience gained from his experience in the technology industry and the executive positions held at IBM.

BOARD OF DIRECTORS

Meetings

The Board of Directors held eight meetings during the fiscal year ended April 3, 2011. Each of our directors attended 75% or more of the aggregate of the total number of meetings of the Board of Directors and of the total number of meetings of each committee on which the director was a member. Our directors are encouraged to attend our Annual Meeting each year. Each of the directors who stood for election at our 2010 Annual Meeting attended the Annual Meeting.

Director Independence

Our Board of Directors currently consists of nine directors. Our Board of Directors has determined that all of its members (except for Messrs. Biddiscombe and Desai) who held office during fiscal year 2011 are independent under the requirements set forth in The NASDAQ Stock Market listing standards.

Communications with Board of Directors

You may communicate with any director, the entire Board of Directors, or any committee of the Board, by sending a letter to the director, the Board or the committee addressed to: Board of Directors, c/o Lead Director — QLogic Corporation, 26650 Aliso Viejo Parkway, Aliso Viejo, California 92656. The Lead Director or his designee will review all letters, categorize them, and forward them to the appropriate parties.

Board Leadership Structure; Executive Sessions of Our Independent Directors

The Board believes it is important to select its Chairman of the Board and the Company’s Chief Executive Officer (“CEO”) in the manner it considers in the best interests of the Company at any given point in time. The members of the Board possess considerable business experience and in-depth knowledge of the issues the Company faces, and are therefore in the best position to evaluate the needs of the Company and how best to organize the Company’s leadership structure to meet those needs. Accordingly, the Chairman and CEO positions may be filled by one individual or by two different individuals. During fiscal year 2011, the Board determined that it was in the best interests of the Company to separate the roles of Chairman of the Board and CEO. Mr. Desai previously served the Company in both capacities. In November 2010, he was succeeded by Mr. Biddiscombe as President and CEO and assumed his current role of Executive Chairman, while continuing to serve as Chairman of the Board. In addition, the Board has designated Mr. Wells as an independent Lead Director. The Board believes that the most effective leadership structure for the Company at this time is for Mr. Desai to serve as our Chairman of the Board, Mr. Biddiscombe to serve as our President and CEO, and to have an independent Lead Director (currently, Mr. Wells). Mr. Desai possesses an in-depth knowledge of the Company, the industry in which we conduct our business and the challenges we face gained through over 15 years of successful experience in leading the Company. The Board believes that these experiences and insights put him in the best position to provide broad leadership for the Board as it considers strategy and business plans.

The independent directors have selected a Lead Director to promote the independence of the Board and appropriate oversight of management. Our independent directors meet without management present after each regularly scheduled board meeting (six times during fiscal year 2011). As the Lead Director, Mr. Wells is responsible for (i) establishing the agenda for the executive sessions held by our independent directors and acting as chair of those sessions, (ii) polling the other independent directors for agenda items both for regular board meetings and executive sessions of the independent directors and (iii) working with the Chairman of the Board and the CEO on the agenda for regular board meetings.

Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

The Audit Committee.  Balakrishnan S. Iyer (Chairperson), Kathryn B. Lewis, D. Scott Mercer and George D. Wells are the current members of the Audit Committee. Our Board of Directors has determined that each member of the Audit Committee meets the independence requirements of The NASDAQ Stock Market listing standards, and that Messrs. Iyer, Mercer and Wells are “audit committee financial experts” as defined by rules adopted by the SEC. The Audit Committee held ten meetings during the fiscal year ended April 3, 2011. The Audit Committee operates under a written charter, which is available on our website at http://ir.qlogic.com. The Audit Committee selects, engages and reviews the performance of our independent auditors each year. In addition, the Audit Committee approves non-audit services and fees to be paid to the independent auditors. The Audit Committee reports to our Board of Directors with respect to auditing and accounting matters.

The Compensation Committee.  James R. Fiebiger (Chairperson), Balakrishnan S. Iyer, Kathryn B. Lewis and William M. Zeitler are the current members of the Compensation Committee. Our Board of Directors has determined that each member of the Compensation Committee meets the independence requirements of The NASDAQ Stock Market listing standards. The Compensation Committee held twelve meetings during the fiscal year ended April 3, 2011. The Compensation Committee reviews the performance of our executive officers, establishes the compensation of our executive officers and reviews the compensation programs for other key employees, including salary and cash incentive payment levels and stock-based compensation grants under our equity compensation plans. The Compensation Committee operates under a written charter, which is available on our website at http://ir.qlogic.com. For a description of the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation, please see the “Compensation Discussion and Analysis” below.

The Nominating and Governance Committee.  George D. Wells (Chairperson), Joel S. Birnbaum and James R. Fiebiger are the current members of the Nominating and Governance Committee. Our Board of Directors has determined that each member of the Nominating and Governance Committee meets the independence requirements of The NASDAQ Stock Market listing standards. The Nominating and Governance Committee held seven meetings during the fiscal year ended April 3, 2011. The Nominating and Governance Committee’s principal functions are to identify prospective director nominees and recommend to our Board of Directors nominees for membership on the Board of Directors, to develop and recommend to our Board of Directors the governance principles applicable to the Board of Directors, to oversee the assessment of our Board of Directors, to recommend to our Board of Directors nominees for each committee, and to establish and periodically review compensation for non-employee directors. The Nominating and Governance Committee evaluates the performance of each Board member individually, the Board as a whole, and each committee on an annual basis, and reviews this information with the full Board of Directors. Following that review, the Nominating and Governance Committee considers the effectiveness of each Board member individually, the Board as a whole, and each committee when deciding whether to re-nominate current Board members. The Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating and Governance Committee strives to nominate directors with a variety of complementary skills so that, as a group, our Board of Directors will possess the appropriate talent, skills, and expertise to oversee the Company’s business. The Nominating and Governance Committee expects normally to be able to identify from its own resources the names of qualified director nominees, but it will accept from stockholders recommendations of individuals to be considered as nominees. Additionally, the Nominating and Governance Committee has in the past used and may continue to use the services of third party search firms to assist in the identification of appropriate candidates. Any stockholder wishing to propose a nominee for consideration by the Nominating and Governance Committee should submit a recommendation in writing to the Secretary of the

Company at our principal executive office in accordance with the procedures set forth below. The Nominating and Governance Committee operates under a written charter, which is available on our website at http://ir.qlogic.com. In addition, the Nominating and Governance Committee has adopted a Corporate Governance Policy that is also available on our website at http://ir.qlogic.com.

A stockholder may submit the name of a director candidate for consideration by the Nominating and Governance Committee by writing to the Secretary of the Company at the address set forth on the cover of this Proxy Statement. The stockholder must submit the following information in support of the candidate: (a) the name, address and telephone number of the stockholder recommending the candidate; (b) a representation that the stockholder submitting the recommendation is a stockholder of record or beneficial owner of shares of stock of the Company; (c) the name and address of the candidate; (d) a description of any arrangement or understanding between the stockholder and the candidate and any other person or persons regarding the submission of the candidate’s name for consideration; (e) such other information regarding the candidate as the Company would be required to include in a proxy statement filed pursuant to the proxy rules of the SEC if the Board were to nominate the candidate for election as a director; (f) the consent of the candidate to be identified to the Board as a candidate for consideration and to be identified in the proxy; and (g) the agreement of the candidate to serve on the Board if elected. The Nominating and Governance Committee may request any additional information that it deems relevant in evaluating the background and experience of any candidate.

In evaluating a director candidate, the Nominating and Governance Committee will consider the candidate’s independence, character, corporate governance skills and abilities, business experience, training and education, commitment to performing the duties of a director, and other skills, abilities or attributes that fill specific needs of the board or its committees. The committee will use the same criteria in evaluating candidates suggested by stockholders as for candidates suggested by other sources.

Risk Oversight

Management has primary responsibility for identifying and mitigating risks to the Company, while our Board of Directors has overall responsibility for oversight of such risks, with a focus on the most significant risks facing the Company. At the beginning of each fiscal year, management and the Board jointly review the strategic goals of the Company and associated risks, and the Board also reviews whether the existing risk oversight framework continues to be appropriate for the Company. Throughout the year, the Board and the committees to which the Board has delegated responsibility dedicate a portion of their meetings to review and discuss specific risk topics in greater detail. For example, strategic and operational risks are presented and discussed at regularly scheduled Board meetings and at presentations to the Board and its committees by executive management.

The Board has delegated responsibility for the oversight of specific risks to Board committees as follows:

•	The Audit Committee oversees our risk policies and processes relating to financial statements and financial reporting, as well as investment, capital structure and compliance risks, and the guidelines, policies and processes for monitoring and mitigating those risks.

•	The Compensation Committee oversees risks associated with the Company’s annual incentive plan, the compensation of executive management, and the effect the compensation structure may have on business decisions. (For more information on the Compensation Committee’s assessment of risk and our compensation program, please see the “Risk Considerations” section of the “Compensation Discussion and Analysis” below.)

•	The Nominating and Governance Committee oversees risks related to the Company’s governance structure and the evaluation of individual board members and committees.

The Board’s risk oversight process builds upon management’s enterprise-wide risk assessment and mitigation processes, which include identification and on-going monitoring of various risks, including those associated with long-term strategy and business operations, regulatory and legal compliance and financial reporting.

Executive Officer and Director Stock Ownership Guidelines

The Board has adopted stock ownership guidelines to further align the interests of the Company’s named executive officers and directors with the interests of its stockholders.

The Company’s CEO is required to hold 15,000 shares of QLogic common stock and each other named executive officer is required to hold 5,000 shares of QLogic common stock. Named executive officers are required to achieve the applicable level of ownership within three years of the later of June 15, 2010 or the date the person was initially designated a named executive officer of the Company. Named executive officers are required to hold 25% of their shares acquired on vesting of restricted stock units (after deduction of shares for tax withholding) until the designated ownership guidelines are satisfied.

Outside directors are required to hold 5,000 shares of QLogic common stock and are required to achieve this level of ownership within three years of the later of June 15, 2010 or the date the person first became a non-employee member of the Board. Outside directors are required to hold 25% of their shares acquired on vesting of restricted stock units until the designated ownership guidelines are satisfied.

Compensation of Directors — Fiscal Year 2011

The following table presents information regarding the compensation earned during fiscal year 2011 by our directors who are not employed by us or any of our subsidiaries (“non-employee directors”). The compensation paid to Messrs. Biddiscombe and Desai, who are also employees of QLogic, is presented in the Summary Compensation Table below and the related tables. Messrs. Biddiscombe and Desai do not receive compensation for their services as directors.

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned or	Stock	Option	Non-Equity	Deferred
	Paid in	Awards	Awards	Incentive Plan	Compensation	All Other
Name	Cash ($)	($)(1)(2)(3)	($)(1)(2)(3)	Compensation ($)	Earnings ($)	Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Joel S. Birnbaum	52,000	40,252	74,750	—	—	—	167,002
James R. Fiebiger	70,500	40,252	74,750	—	—	—	185,502
Balakrishnan S. Iyer	80,750	40,252	74,750	—	—	—	195,752
Kathryn B. Lewis	73,750	40,252	74,750	—	—	—	188,752
D. Scott Mercer(4)	28,250	—	269,999	—	—	—	298,249
George D. Wells	93,000	40,252	74,750	—	—	—	208,002
William M. Zeitler(4)	27,000	—	269,999	—	—	—	296,999

(1)	The amounts reported in Columns (c) and (d) of the table above reflect the fair value on the grant date of the stock awards and option awards, respectively, granted to our non-employee directors during fiscal year 2011 as determined under the principles used to calculate the grant date fair value of equity awards for purposes of our financial statements. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards and option awards contained under the section entitled “Stock-Based Compensation — Stock-Based Compensation Expense” on page 57 of QLogic’s Annual Report on Form 10-K for fiscal year 2011 filed with the SEC on May 26, 2011.

(2)	The following table presents the number of unvested stock awards and the number of outstanding and unexercised option awards held by each of our non-employee directors as of April 3, 2011:

	Number of	Number of
	Unvested Restricted	Shares Subject to
	Stock Units	Outstanding
	(RSUs) as of	Options as of
Director	April 3, 2011	April 3, 2011

Joel S. Birnbaum	4,927	165,371
James R. Fiebiger	4,927	238,044
Balakrishnan S. Iyer	4,927	234,043
Kathryn B. Lewis	4,927	82,711
D. Scott Mercer(4)	—	41,644
George D. Wells	4,927	224,711
William M. Zeitler(4)	—	41,644

(3)	As described below, we granted each of our non-employee directors who was elected at the 2010 Annual Meeting an award of 2,757 RSUs and an option to purchase 12,955 shares of common stock on August 26, 2010, the date of our 2010 Annual Meeting. On the grant date, each of these RSU awards had a value of $40,252 and each of these stock option awards had a value of $74,750. Also as described below, on September 9, 2010 we granted an option to purchase 41,644 shares of common stock to each of Messrs. Mercer and Zeitler in connection with their appointment to the Board of Directors. See footnote (1) for the assumptions used to value these awards.

(4)	Messrs. Mercer and Zeitler were each appointed to the Board of Directors in September 2010.

Director Compensation

Compensation for non-employee directors is determined and periodically reviewed by the Nominating and Governance Committee, and during fiscal year 2011 consisted of a retainer, fees for attending meetings in excess of a specified number, and equity awards.

Annual Retainer Fees and Meeting Fees.  For fiscal year 2011, each of our non-employee directors received an annual retainer for serving as a member of the Board of Directors and additional annual retainer fees for serving as a chairperson and/or a member of one or more committees of the Board of Directors as set forth below. The annual fees described in this section were paid in equal quarterly installments.

Board member retainer	$49,000	(1)
Lead Director	$20,000
Audit Committee Chair	$25,000
Audit Committee member	$15,000
Compensation Committee Chair	$18,000	(2)
Compensation Committee member	$10,000	(3)
Nominating and Governance Committee Chair	$10,000
Nominating and Governance Committee member	$5,000

(1)	Increased from $45,000 effective as of October 1, 2010

(2)	Increased from $15,000 effective as of October 1, 2010.

(3)	Increased from $7,500 effective as of October 1, 2010.

For each meeting of the Board of Directors in excess of nine per fiscal year, members of the Board of Directors are entitled to an additional fee of $1,500 for attendance in person and $750 for participation by telephone. For each Audit Committee meeting in excess of twelve per fiscal year, each Compensation Committee meeting in excess of ten per fiscal year, and each Nominating and Governance Committee meeting in excess of six per fiscal year, committee members (including committee chairs) are entitled to an additional fee of $1,000 for attendance in person and $500 for participation by telephone. During fiscal year 2011, there were eight meetings of the Board of Directors, ten meetings of the Audit Committee, twelve meetings of the Compensation Committee, and seven meetings of the Nominating and Governance Committee.

Directors who are employees of QLogic receive no additional compensation for serving on the Board of Directors. Directors are entitled to reimbursement for out-of-pocket expenses in connection with attendance at all Board and committee meetings.

Stock Awards.  The Board of Directors has adopted a director grant program under the QLogic Corporation 2005 Performance Incentive Plan, as amended (the “2005 Plan”), which provides for grants to our non-employee directors to be determined by reference to the equity compensation for non-employee directors of our peer group of companies, with grants made at the 2010 Annual Meeting targeted at the 65th percentile of the peer group. The peer group of companies is the same peer group used by the Compensation Committee to evaluate executive compensation (as identified in the “Compensation Discussion and Analysis” below). The director grant program is intended to more closely align non-employee director compensation with the philosophy used in establishing compensation for our executive officers.

Under the director grant program, the number of equity securities granted to each non-employee director reelected at the 2010 Annual Meeting was generally determined as follows:

•	The value of equity securities awarded to non-employee directors of each of the peer group companies was determined (with options being valued using a Black-Scholes model), with a separate determination made of the value of equity securities awarded to non-employee directors serving as Chairman of the Board of a peer company. Target values at the 65th percentile of the peer group were then determined for non-employee directors generally and for the Chairman of the Board.

•	The target values so determined were allocated so that 35% of the value was delivered in the form of restricted stock units and 65% of the value was delivered in the form of nonqualified stock options (valued using a Black-Scholes model used by the Company in valuing its options for financial statement purposes).

The director grant program also provides that grants made to non-employee directors upon their initial election or appointment to the Board of Directors are determined in a similar manner, with a target value determined at the 65th percentile of the grants made by the peer group to their newly elected or appointed non-employee directors and then allocated 100% to a non-qualified stock option grant in the case of the initial grant (as opposed to the allocation of 35% to a restricted stock unit award and 65% to a nonqualified stock option grant in the case of the annual grants).

The per share exercise price of each option granted to our non-employee directors equals the fair market value of a share of our common stock on the grant date. For these purposes, the fair market value is equal to the closing price of a share of our common stock on the applicable grant date. These stock options have maximum ten-year terms. RSUs are settled in an equivalent number of shares of common stock upon vesting. For grants made to non-employee directors upon their initial election or appointment to the Board of Directors, stock options generally become exercisable in annual installments over a three-year period following the date the option is granted if the director to whom the option is granted is still a member of our Board of Directors on the applicable vesting date. For annual equity award grants to non-employee directors, stock options and RSUs vest as to the total number of shares of common stock subject to the award upon the earlier of (i) the day prior to the annual meeting of the Company’s stockholders that occurs in the calendar year following the calendar year in which the award is granted or (ii) the first anniversary of the date of grant.

The Board of Directors or a designated committee of the Board has the discretion to modify the program for determining award grants for non-employee directors from time to time without stockholder approval.

On August 26, 2010 (the date of the 2010 Annual Meeting), in accordance with the director grant program provisions described above, we granted an option to purchase 12,955 shares of common stock at a per share exercise price of $14.60 and an award of 2,757 RSUs to each of Messrs. Birnbaum, Fiebiger, Iyer and Wells, and to Ms. Lewis. On September 9, 2010 we granted an option to purchase 41,644 shares of common stock at a per share exercise price of $15.93 to each of Messrs. Mercer and Zeitler in connection with their appointment to the Board of Directors.

The Nominating and Governance Committee has established target values under the director grant program for grants of restricted stock unit awards and nonqualified stock options to be made to non-employee directors who are reelected at the 2011 Annual Meeting. The target value for the grants to continuing non-employee directors is $115,000 (which the committee determined was at the targeted 65th percentile of the peer group). The target amount will be allocated 35% to restricted stock units and 65% to nonqualified stock options. The exact number of shares to be subject to each restricted stock unit award and nonqualified stock option will be determined based on the closing price of our common stock on the date of the 2011 Annual Meeting and, in the case of the options, using a Black-Scholes model used by the Company in valuing its options for financial statement purposes.

EXECUTIVE OFFICERS

The following table and paragraphs set forth the names of and certain information concerning our current executive officers:

Name	Position with QLogic	Age

Simon Biddiscombe	Director, President and Chief Executive Officer	44
Robert B. Crawford	Senior Vice President, Worldwide Sales	47
H.K. Desai	Chairman of the Board and Executive Chairman	65
Jean Hu	Senior Vice President and Chief Financial Officer	48
Roger J. Klein	Senior Vice President and General Manager, Host Solutions Group	60
Perry M. Mulligan	Senior Vice President, Worldwide Operations	53
Jesse L. Parker	Vice President and General Manager, Network Solutions Group	40

For information on the business background of Messrs. Biddiscombe and Desai, see “Proposal One — Election of Directors” above.

Mr. Crawford joined us in May 2011 as Senior Vice President, Worldwide Sales. Previously, Mr. Crawford served as Vice President, Worldwide Channel and Inside Sales, from March 2010 until May 2011, and as Vice President, Worldwide OEM Sales, from August 2006 until March 2010, at Quantum Corporation (“Quantum”), a storage company specializing in backup, recovery and archive solutions. He served as Director, Channel and OEM Sales, at Advanced Digital Information Corporation (“ADIC”) from March 2006 until Quantum’s acquisition of ADIC in August 2006. Prior to March 2006, Mr. Crawford held various senior sales, account and product management executive positions at Dell Inc. and Compaq Computer Corporation.

Ms. Hu joined us in April 2011 as Senior Vice President and Chief Financial Officer. Previously, Ms. Hu served as Chief Financial Officer and Senior Vice President, Business Development, of Conexant, from December 2008 until April 2011. She served as Treasurer of Conexant from June 2009 until April 2011. From February 2006 to December 2008, Ms. Hu served as Senior Vice President, Strategy and Business Development, and from February 2004 to February 2006, as Vice President, Strategy and Business Development, at Conexant. Prior to February 2004, Ms. Hu held various positions in financial planning, strategy and corporate development at Conexant and its predecessor company, Rockwell International Corporation.

Mr. Klein joined us in February 2001 and has held a variety of field marketing and business unit marketing positions. He was promoted to Vice President, General Manager, Computer Systems Group in August 2006, to Vice President, General Manager, Host Solutions Group, in February 2007, and to Senior Vice President and General Manager, Host Solutions Group, in May 2009. From 1997 to January 2001, Mr. Klein held various positions at CMD Technology, most recently as Vice President, Marketing. Prior to 1997, Mr. Klein held various positions at Unisys Corporation and Burroughs Corporation.

Mr. Mulligan joined us in October 2007 as Senior Vice President, Worldwide Operations. From May 2004 to September 2007, Mr. Mulligan was Chief Procurement Officer and Senior Vice President of Materials for Solectron Corporation. From February 1998 to May 2004, Mr. Mulligan served in a variety of positions at Celestica, Inc., including Vice President of Customer Solutions and Vice President of Asia Sourcing. Prior to 1998, Mr. Mulligan held a number of management positions at Nortel Networks Corporation in the operations, information technology and materials management groups.

Mr. Parker joined us in May 2004 as Senior Director of Marketing, Switch Products Group, and was promoted to Vice President of Marketing, Switch Products Group in June 2005, Vice President, General Manager, Switch Products Group, in December 2006, and Vice President and General Manager, Network Solutions Group, in February 2007. Prior to May 2004, Mr. Parker was at Intel Corporation in various roles in engineering, marketing, investment strategies, and business development. Mr. Parker’s last role at Intel was Director of Marketing for the Intel Server Group.

Code of Ethics

We have adopted and implemented a Business Ethics Policy (the “Code of Ethics”) that applies to all Company officers, employees and directors. The Code of Ethics operates as a tool to help our officers, employees and directors understand and adhere to the high ethical standards we expect. The Code of Ethics is available on our website at http://ir.qlogic.com. Stockholders may also obtain copies at no cost by writing to the Secretary of the Company.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes our executive compensation programs for fiscal year 2011. The primary focus of this section of our proxy statement is to explain the compensation decisions that were made during fiscal year 2011 with respect to our executive officers set forth in the Summary Compensation Table below (referred to in this proxy statement as the “named executive officers”).

Executive Summary

Compensation Philosophy

Our compensation philosophy is that a significant portion of the compensation of our named executive officers should be tied to performance. Incentive payments are determined based on achievement of financial goals for the fiscal year as well as performance objectives that we believe contribute to the longer term success of the Company. Equity awards granted to our named executive officers align the interests of these executives with the interests of our stockholders as the ultimate value of the award depends on the value of the Company’s stock.

Business Environment

As global technology markets experienced a recovery during fiscal year 2011, QLogic was well positioned to take advantage of the improving economic environment. Revenue, operating profit and earnings per share improved during fiscal year 2011 as we introduced innovative products to the markets we serve and maintained our strong leadership position in our key markets.

Specifically:

•	Net revenues increased to $597.2 million in fiscal year 2011, up 9% over the prior year

•	Net income increased to $139.1 million ($1.27 per diluted share) in fiscal year 2011, up 153% over the prior year

•	We generated $167.3 million of free cash flow during fiscal year 2011

•	We took the market share leadership position in the emerging Fibre Channel over Ethernet converged network adapter market for calendar year 2010 (based on information from Dell’Oro Group)

•	By the end of fiscal year 2011, every major server Original Equipment Manufacturer (OEM) and leading storage OEMs were shipping QLogic converged and 10Gb Ethernet products

•	We grew the revenue market share of our Fibre Channel adapter products to 54.5% during calendar year 2010 (based on information from Dell’Oro Group)

Highlights of Fiscal Year 2011 Compensation Program

Our executive compensation program is designed to attract, retain and motivate a highly-skilled and dedicated management team that executes our business objectives. During fiscal year 2011, the technology markets we serve began to recover from the economic uncertainty that had existed during the prior year and our management team delivered solid financial performance. It was in this context that we made fiscal year 2011 executive compensation decisions. Key compensation decisions for fiscal year 2011 include the following:

•	Leadership Transition. In November 2010, Mr. Biddiscombe assumed the role of President and Chief Executive Officer, and Mr. Desai transitioned from President and Chief Executive Officer to the role of Executive Chairman. In connection with this leadership transition, we increased Mr. Biddiscombe’s base salary from $350,000 to $550,000 and decreased Mr. Desai’s base salary from $700,000 to $530,000. The Company entered into a 3-year employment agreement with Mr. Desai to assure his commitment to the Company and its customers during a transition period.

•	Cash Incentive Program. Annual cash incentive plan payments were based on fiscal year 2011 aggregate achievement levels of between 94% and 99% of target performance, depending on whether the named executive officer participated in the corporate goals or business unit goals, and were funded at 75% of target levels (compared to 50% of target funding for fiscal year 2010).

•	Equity Grants. We made equity awards consisting of stock options and restricted stock units to our named executive officers that constituted a substantial majority of each executive’s compensation for fiscal year 2011.

•	Change in Control Agreements. Our change in control agreements provide severance benefits only on a “double trigger” basis (i.e. — change of control and involuntary termination of employment). The occurrence of a change in control alone does not trigger any benefits under these agreements.

•	Gross-Ups. We amended existing agreements with Messrs. Desai and Biddiscombe during fiscal year 2011 to eliminate “tax gross-up” provisions for parachute payment taxes and have no agreements that provide for tax gross-up payments for potential tax liabilities imposed under Section 280G of the U.S. Internal Revenue Code of 1986.

•	Compensation Recovery Policies. We adopted a clawback policy in May 2010 applicable to senior level employees, including our executive officers, that allows us to recoup from culpable employees certain previously paid out compensation in the event of a financial restatement.

•	No Pension or SERPs. We do not provide our executive officers with a defined benefit pension plan, any supplemental executive retirement plans, or retiree health benefits. Our executive officers are eligible to participate in our 401(k) plan on the same terms as all other employees.

•	Stock Ownership Guidelines. In June 2010, we adopted stock ownership guidelines for our named executive officers and non-employee directors.

QLogic’s Executive Compensation Program

Governance of Executive Officer Compensation Programs

Role of the Compensation Committee

The Compensation Committee has overall responsibility for approving and evaluating our executive officer compensation plans, policies and programs.

The Compensation Committee has the following primary responsibilities:

•	Review and approve on an annual basis the Company’s compensation strategy to help ensure that executives are appropriately rewarded based on their performance.

•	Review and approve on an annual basis goals and objectives relevant to executive compensation and evaluate performance in light of those goals and objectives.

•	Determine on an annual basis the amount, form and terms of compensation for each of the Chief Executive Officer and the Executive Chairman of the Company.

•	Review and approve salaries, incentives and other matters relating to compensation of the executive officers of the Company.

•	Review and approve grants of stock options, restricted stock units and other equity incentives to our executive officers.

•	Review and approve grants of stock options, restricted stock units and other equity incentives to other eligible individuals in the Company’s service.

•	Review with the Board matters related to management performance and compensation.

The Compensation Committee operates under a charter that further outlines the specific authority, duties and responsibilities of the Compensation Committee. The charter is available on our website at http://ir.qlogic.com.

Each person who served on the Compensation Committee during fiscal year 2011 met The NASDAQ Stock Market’s requirements for independence as well as the applicable independence requirements under Section 16 of the Securities Exchange Act of 1934, as amended, and Section 162(m) of the Internal Revenue Code.

Executive Compensation Philosophy and Framework

Compensation Objectives

Our executive compensation program is designed to achieve four primary objectives:

•	Support a strong pay-for-performance culture, which provides compensation tied directly to outstanding performance in achieving business objectives.

•	Attract, retain and motivate highly skilled executives who contribute to our long-term success.

•	Establish and reinforce the appropriate balance between achievement of short-term and long-term corporate goals.

•	Support long-term value creation for stockholders, by aligning the interests of our executive officers with the long-term interests of our stockholders.

We use a combination of base salary, annual cash incentive opportunity (which is based on Company and individual performance for the period), and participation in our equity program to achieve these objectives.

Risk Considerations

The Compensation Committee considers, in establishing and reviewing our compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. Our compensation program reflects a balanced approach using both quantitative and qualitative assessments of performance without putting an undue emphasis on a single performance measure. Base salaries are fixed in amount and thus do not encourage risk taking. While the Company’s annual cash incentive plan focuses on achievement of annual financial goals, annual cash incentive awards are based on multiple Company and individual performance criteria as described below, including a design win component and other operational components which are important to the long-term success of the Company. The Compensation Committee believes that the annual cash incentive plan appropriately balances risk and the desire to focus employees on specific annual goals important to the Company’s success.

The majority of compensation provided to our executive officers is in the form of equity awards that align the interests of these executive officers with the interests of our stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to the Company’s stock price, and because grants are subject to long-term vesting schedules to help ensure that executive officers always have significant value tied to long-term stock price performance. The Company’s practice during fiscal year 2011 was to grant executive officers a mix of 65% options and 35% restricted stock units. The Compensation Committee believes this mix provides an appropriate balance between the goals of increasing the price of the Company’s common stock (as stock options only have value if the stock price increases after the option is granted) and avoiding risks that could threaten the Company’s growth and stability (as restricted stock units are exposed to decreases in the Company’s stock price). To further discourage executives from taking risks that might impact the long-term value of our stock, the Company requires its named executive officers to hold a minimum number of shares of the Company’s common stock under its stock ownership guidelines described above (see “Board of Directors — Executive Officer and Director Stock Ownership Guidelines”) and has adopted a clawback provision that enables the Company to recoup payments under the annual cash incentive plan from senior level employees as further described below (see “Other Compensation Considerations — Clawback Provision”).

Total Compensation/Tally Sheets

We believe we are fulfilling our compensation objectives and, in particular, rewarding executive officers in a manner that supports our strong pay-for-performance philosophy. Executive compensation is tied to both our performance and the performance of the individual executive and is structured to help ensure that there is an appropriate balance between our long-term and short-term performance, and also a balance between our operational and financial performance. The Compensation Committee believes the average target pay position relative to market described below and the relative pay mix of cash and equity compensation are reasonable and appropriate.

Compensation tally sheets for each of the named executive officers were prepared by the Compensation Committee’s consultant and reviewed by the Compensation Committee in fiscal year 2011. These tally sheets affixed dollar amounts to all components of the named executive officers’ compensation, including current pay (salary and annual cash incentive), outstanding equity awards, benefits, perquisites and potential change-in-control severance payments. The Compensation Committee reviews tally sheets for named executive officers at least on an annual basis. The Compensation Committee believes it is important to attach a dollar amount to each component of compensation and to review total compensation for each named executive officer.

Process for Evaluating Executive Officer Performance and Compensation

In general, the process for making decisions relating to compensation for named executive officers begins prior to the end of the Company’s fiscal year, which falls on the Sunday closest to April 1st. During February or March of each year, the Compensation Committee will work with its independent compensation consultant to define the scope of the consultant’s engagement and to discuss any changes in information being requested by the Compensation Committee. During April and early May of each year, the Company finalizes financial information for the just completed fiscal year, and makes that information available to the Compensation Committee. During this same time period, the Compensation Committee receives competitive market data and reviews this data with its compensation consultant. The compensation consultant provides the Compensation Committee with a comparison of the current compensation (including base salary, annual cash incentive and equity) for each named executive officer to the market data. The Compensation Committee typically schedules a meeting in early May to review the Company’s actual performance against annual cash incentive plan objectives, to discuss individual executive performance and to discuss incentive plan payouts and base salaries. The Compensation Committee also discusses equity awards that may be granted to named executive officers. An additional meeting is typically held several weeks later at which the Compensation Committee makes final compensation decisions with respect to named executive officer compensation, including CEO compensation.

For fiscal year 2011, the Compensation Committee retained Compensia, Inc., an independent consulting company, to provide advice and information relating to executive compensation. Compensia assisted the Compensation Committee in the evaluation of executive base salary, annual cash incentive and equity incentive levels. Compensia reports directly to the Compensation Committee. From time to time, the Compensation Committee may direct its compensation consultant to work with our Human Resources Department on matters such as: (i) review and/or recommendation to the Compensation Committee of the companies that will serve as the Company’s peer group for purposes of evaluating the Company’s executive compensation levels (as discussed below); (ii) analysis of our executive compensation programs and levels relative to our peer group companies; and (iii) advising on the design of cash-based incentives and equity awards for our executive officers. During fiscal year 2011, except for the consulting services provided to the Compensation Committee and other services provided to the Nominating and Governance Committee in connection with evaluating compensation for non-employee directors, Compensia did not perform any other services for the Company or its management, and the Compensation Committee has concluded that the services provided by Compensia did not raise any conflicts of interest.

Review of Peer Compensation Data

For fiscal year 2011, the Compensation Committee examined the compensation practices of a peer group of individual companies identified below and also reviewed industry surveys to assess the competitiveness of executive officer compensation practices and levels. The peer group of individual companies and the surveys are collectively referred to in this discussion as the “market.” The fiscal year 2011 peer group of 13 companies included primarily semiconductor and storage device companies that the Compensation Committee considered similar to the Company in business strategy or represented business or labor market competitors, including smaller and larger companies. The surveys used in the analysis were compensation surveys that focus on high technology companies. Generally, the Compensation Committee does not focus on any particular company used in these surveys (except those companies identified below as peer companies). The Compensation Committee uses multiple sources of peer group information to more accurately map compensation data by position in the market to positions at the Company.

The peer companies used by the Compensation Committee for its comparison in fiscal year 2011 were as follows:

3Com Corporation	Adaptec, Inc.	Applied Micro Circuits Corporation
Broadcom Corporation	Brocade Communications Systems, Inc.	Dot Hill Systems Corporation
Emulex Corporation	Extreme Networks, Inc.	LSI Corporation
Marvell Technology Ltd.	Mellanox Technologies, Ltd.	NetApp, Inc.
PMC — Sierra, Inc.

The peer group is reviewed annually by the Compensation Committee, with input from its independent compensation consultant, and adjustments are made as necessary to help ensure the group continues to properly reflect the market in which we compete for business or talent.

The Compensation Committee believes that the peer group companies form a reasonable basis for evaluating executive officer compensation. The following chart reflects QLogic’s percentile comparison with the peer group in May 2010, at the time the peer company data was reviewed by the Compensation Committee:

Comparison Metric	QLogic Percentile vs. Peers

Revenue (last four quarters)	50.5%
Net Income (last four quarters)	70.3%
Market Capitalization	52.9%

Our strategy for executive officer compensation has been to examine market compensation practices and target the 45th to 55th percentile of the market for base salary, the 50th to 60th percentile for total cash compensation (base salary plus annual cash incentive), and the 65th percentile for equity compensation. We believe that our weighting of equity compensation aligns the interests of our executive officers with those of our stockholders in order to achieve and sustain long-term stock price growth.

The Compensation Committee retains the discretion to approve compensation levels for individual executive officers above and below the target levels identified above, based on the Compensation Committee’s subjective assessment of the executive’s individual performance, experience in the position, and consistency of performance, as well as our financial performance.

Individual Performance

As noted below, the Compensation Committee considers “individual performance” by the named executive officers when making its compensation decisions. The Compensation Committee assesses each executive’s individual performance in making adjustments to base salary, determining annual cash incentives and granting equity awards to executive officers. Because the base salary adjustments and equity awards are typically made in May or June of each year, and our fiscal year typically begins around April 1, the Compensation Committee considers each executive’s individual performance in light of objectives established for that executive for the prior fiscal year in making base salary changes and equity awards for the current fiscal year. For example, the Compensation Committee made decisions in May 2010 regarding base salary adjustments and equity awards for fiscal year 2011 (March 29, 2010 to April 3, 2011) by considering the executive’s individual performance for fiscal year 2010 (March 30, 2009 to March 28, 2010). In the case of the annual cash incentive, the Compensation Committee considers the “individual performance objectives” from the fiscal year to which the incentive payment applies, although the decision is typically made in May or June of the following fiscal year. For example, the Compensation Committee determined the annual cash incentive amounts for fiscal year 2011 in May 2011 (during our fiscal year 2012) based upon the executives’ achievement of specified objectives, including “individual performance objectives,” during fiscal year 2011.

Determining “individual performance” for each of the named executive officers is not a mathematical calculation in which each individual performance objective is given equal weight. The determination of individual performance is a subjective determination by the Compensation Committee (taking into account the recommendations of Mr. Biddiscombe with respect to the individual performance of the named executive officers, other than himself and Mr. Desai) as to whether the named executive officer has substantially achieved objectives established by the Compensation Committee that are deemed to be important to the success of the Company.

The individual performance objectives for Mr. Biddiscombe and the other named executive officers included both operational objectives and strategic objectives for both fiscal year 2010 and fiscal year 2011. The Compensation Committee establishes individual performance objectives for Mr. Biddiscombe and Mr. Desai, and Mr. Biddiscombe establishes individual performance objectives for each of the other named executive officers. These objectives are designed to support the overall corporate goals and strategies of the Company and are summarized below for each of our named executive officers (except for Mr. Genereux, who left the Company during fiscal year 2011).

For fiscal year 2010, Mr. Biddiscombe’s individual performance objectives (as our Chief Financial Officer) included internal audit management objectives, investor relations objectives, objectives to improve efficiency in certain accounting areas, financial reporting objectives, and IT automation objectives. For fiscal year 2011, Mr. Biddiscombe’s individual performance objectives (as our Chief Financial Officer) included financial objectives, investor relations objectives and internal audit objectives. In connection with his appointment in November 2010 as President and Chief Executive Officer, Mr. Biddiscombe’s objectives were updated to be consistent with objectives previously established for Mr. Desai.

For fiscal year 2010, Mr. Desai’s individual performance objectives (as our President and Chief Executive Officer) included establishing leadership in emerging technologies, restructuring of certain support organizations, merger and acquisition activity, and management development and succession planning. For fiscal year 2011, Mr. Desai’s individual performance objectives (as our President and Chief Executive Officer) included converged networking host product objectives, restructuring of certain sales functions and identifying and evaluating certain acquisition opportunities. In connection with his transition in November 2010 to the role of Executive Chairman, Mr. Desai’s objectives were updated to be consistent with the duties set forth in his employment contract.

For fiscal year 2010, Mr. Klein’s individual performance objectives included achieving revenue shipments at top customers for our new converged adapter products, design win objectives for new and emerging markets, timelines for introducing new and enhanced products, and integration of the acquired business of NetXen, Inc. For fiscal year 2011, Mr. Klein’s individual performance objectives included program milestone objectives, design win objectives, market share objectives and customer satisfaction objectives.

For fiscal year 2010, Mr. Mulligan’s individual performance objectives included on-time delivery performance objectives, operational financial objectives, product quality objectives, and customer satisfaction objectives. For fiscal year 2011, Mr. Mulligan’s individual performance objectives included operational financial objectives, quality objectives, on-time delivery performance objectives, and process improvement objectives.

For fiscal year 2010, Mr. Parker’s individual performance objectives included program milestone objectives, design win objectives and customer satisfaction objectives. For fiscal year 2011, Mr. Parker’s individual performance objectives included program milestone objectives, design win objectives, cost reduction objectives, and customer satisfaction objectives.

Mr. Naylor served as interim Chief Financial Officer from November 15, 2010 until April 25, 2011 and the Compensation Committee did not establish objectives for him in this role.

Fiscal Year 2011 Executive Compensation Program Decisions

Under our fiscal year 2011 executive compensation program our named executive officers received a base salary and were eligible to receive annual cash incentives and equity awards.

Base Salary

Base salaries are used to attract, motivate and retain highly qualified executives. Base salary, which is determined by the level of responsibility, experience in the position, expertise of the employee, and competitive conditions in the industry, is the primary fixed cash compensation component in the executive pay program.

The Compensation Committee approved adjusted base salaries for the named executive officers in May 2010 with increases of between 0% and 10%. Mr. Desai’s base salary remained unchanged at that time. The Compensation Committee did not increase any base salaries of named executive officers during the May 2009 review process. In connection with a leadership transition in November 2010 in which Mr. Biddiscombe became our President and Chief Executive Officer and Mr. Desai became our Executive Chairman, Mr. Biddiscombe’s base salary was increased from $350,000 to $550,000, and Mr. Desai’s base salary was reduced from $700,000 to $530,000. In establishing the new base salaries for Messrs. Biddiscombe and Desai, the Compensation Committee received market data from its compensation consultant and negotiated the new salaries with each executive.

Annual Cash Incentive

Our annual cash incentive program is a variable element of our executive compensation program designed to reward executives for achieving key operational and financial goals that we believe will provide the foundation for creating longer-term stockholder value. At the beginning of each year, the Compensation Committee approves specific performance goals for the upcoming year for purposes of our annual cash incentive plan. In addition to traditional financial measures of corporate performance, such as revenue and profit, the Compensation Committee emphasizes other indicators of performance, including design wins, customer satisfaction and individual performance, and approves associated weightings. Individual business unit executives are also measured against specific business unit goals. The Compensation Committee believes that the design of the annual cash incentive plan is appropriate for driving the optimal mix of short-term and long-term goal achievement in an industry typified by long product development cycles. Payment of the annual cash incentive to the named executive officers was conditioned upon QLogic achieving revenue of at least 85% of the annual operating plan revenue for fiscal year 2011 and, beginning in fiscal year 2011, has been capped at 150% of the target incentive award.

For the named executive officers, the corporate and business unit component makes up 75% of the annual cash incentive opportunity, while the individual performance component makes up 25% of the annual cash incentive opportunity. The corporate and business unit component is further broken up into targets related to design wins, corporate/business unit revenue, corporate/business unit profit and customer satisfaction. The Compensation Committee determines the percentage of the goal achieved for each corporate and business unit goal for purposes of incentive plan payouts. In general, the Compensation Committee established the objective revenue and profit targets for the program with the intent that these targets will be achieved only if the Company performs well in a given fiscal year. The Compensation Committee also reviews and approves the individual performance goals for each executive as described above under “Individual Performance.”

Annual cash incentive plan payments to our named executive officers were based on fiscal year 2011 aggregate achievement levels of between 94% and 99% of target performance depending on whether the named executive officer participated in the corporate goals or corporate and business unit goals and were funded at 75% of target levels. Based on these achievement and funding levels, in May 2011 the Compensation Committee approved the following annual cash incentive awards:

FY2011
Annual Cash
Named Executive Officer	Incentive Award

Simon Biddiscombe(1)	$256,278
H.K. Desai(2)	$500,732
Roger J. Klein	$158,000
Perry M. Mulligan	$158,000
Douglas D. Naylor	$60,000
Jesse L. Parker	$80,000
Scott A. Genereux(3)	$0

(1)	Mr. Biddiscombe’s incentive award was pro-rated based on target incentive awards in effect during the time he served as Senior Vice President and Chief Financial Officer and target incentive awards in effect during the time he served as President and Chief Executive Officer.

(2)	Mr. Desai’s incentive award was pro-rated based on target incentive awards in effect during the time he served as President and Chief Executive Officer and target incentive awards in effect during the time he served as Executive Chairman.

(3)	Mr. Genereux left the Company in November 2010 and was not eligible for an award under the annual incentive plan.

Discretionary Bonus

In May 2011, the Compensation Committee granted discretionary cash awards of $85,000 to each of Mr. Biddiscombe and Mr. Desai. The Compensation Committee determined that these awards were appropriate in recognition of a successful leadership transition, with Mr. Biddiscombe assuming the role of President and Chief Executive Officer and Mr. Desai transitioning his President and Chief Executive Officer duties to Mr. Biddiscombe and assuming the role of Executive Chairman.

In May 2011, the Compensation Committee also awarded $20,000 to Mr. Naylor in recognition of his service as interim Chief Financial Officer from November 15, 2010 until April 25, 2011.

Equity Awards

We believe equity awards are a key element of executive compensation that aligns the interests of executive officers with stockholders. We use a combination of stock options and RSUs, which the Compensation Committee believes best supports the interests of our stockholders by balancing the dual objectives of long-term value creation for stockholders and retention of qualified key employees.

We believe that stock options are truly performance based in that executives do not receive any benefit unless the Company’s stock price increases after the option is granted. Restricted stock units have a greater retentive value compared to stock options because the award continues to have value even though the stock price may fluctuate, and the Compensation Committee believes their use is consistent with market practice.

The Compensation Committee believes that long-term equity incentives should provide significant motivation for our executives to create value for our stockholders and opportunity to benefit from the value created. We believe this is an appropriate way to align the interests of our named executive officers with those of our stockholders in order to achieve and sustain long-term stock price growth.

The Compensation Committee granted fiscal year 2011 equity awards to our named executive officers in May 2010 as follows:

	FY2011	FY2011
Named Executive Officer	Option Award	RSU Award
	(In shares)	(In shares)

Simon Biddiscombe	68,000	13,200
H.K. Desai	216,000	41,600
Roger J. Klein	68,000	13,200
Perry M. Mulligan	68,000	13,200
Douglas D. Naylor(1)	21,000	4,100
Jesse L. Parker	41,000	8,200
Scott Genereux	68,000	13,200

(1)	Mr. Naylor served as our interim Chief Financial Officer from November 15, 2010 until April 25, 2011. At the time of this grant, Mr. Naylor served in a non-executive capacity as our Vice President of Finance.

The Compensation Committee reviews equity award market data presented by its compensation consultant and generally targets grants for named executive officers at the 65th percentile of our market. The Compensation Committee then places each named executive officer into a tier based on their role and/or scope of responsibility and establishes an equity dollar amount for each tier. Named executive officers within each tier typically receive the same dollar amount equity award. The dollar amount is then allocated 35% to RSUs and the remaining 65% to options.

In addition to the annual award grants identified above, the Compensation Committee also approved the grant to Mr. Biddiscombe of an option to purchase 111,588 shares of our common stock and 23,556 restricted stock units on November 15, 2010 in connection with his assuming the role of President and Chief Executive Officer. In connection with this award, the Compensation Committee received market data from its compensation consultant and based on that input negotiated the dollar amount of the equity award with Mr. Biddiscombe. Once the dollar amount of the equity award was agreed upon, the award was allocated 35% to RSUs and 65% to options.

Mix of Pay for Fiscal Year 2011

As noted above, we believe that a significant portion of our executives’ compensation should consist of equity awards to further align the interests of our executives with those of our stockholders. For fiscal year 2011, the mix between base salary, annual cash incentive, and equity awards for our named executive officers was as follows:

		Approximate
Compensation Element	Primary Objectives	Relative Weight(1)

Base salary	Attract and retain high-performing and experienced executives	22%
Annual cash incentive	Motivate executives to achieve pre-established short-term performance objectives	13%
Equity awards	Align executives with stockholder interest to increase long-term value and retain executives	65%

(1)	Relative weight is fiscal year 2011 average for named executive officers. These figures represent the average percentage of the named executive officers’ actual compensation delivered for each component.

Benefits and Perquisites

Other than our 401(k) plan, we do not provide pension arrangements or post-retirement health coverage for our named executive officers or employees. In general, our named executive officer benefit programs are the same as those available to all employees, with the exception of our executive physical program (which provides for an annual physical exam for each named executive officer paid for by the Company). The Company pays the regular monthly membership dues at a country club used by Mr. Desai, which is primarily used for business purposes. The benefits provided to each named executive officer in fiscal year 2011 are reported in the Summary Compensation Table below.

Desai Employment Agreement

In connection with the management transition described above, the Company entered into an employment agreement with Mr. Desai. The employment agreement provides for a three-year term beginning November 15, 2010. The Compensation Committee determined that an employment agreement with Mr. Desai was the most appropriate manner to assure his commitment to the Company and its customers during a transition period, to document his new role and responsibilities as Executive Chairman, and to document his new compensation arrangement.

Post-Employment Obligations

The Company has entered into change in control severance agreements with certain executive officers. These agreements provide severance benefits to these executives should their employment with us terminate in certain circumstances in connection with a change in control of the Company.

Should the possibility of a change in control of the Company arise, the Compensation Committee believes that certain executives may be called upon to assess the potential transaction, advise the Board of Directors and management as to whether the transaction would be in the best interests of the Company and its stockholders and take such other actions as the Board might determine to be appropriate in addition to their regular duties. The Company believes that it is imperative that the Company and the Board be able to rely upon these executives to continue in their positions and carry out their duties without concern that they might be distracted by the personal uncertainties and risks created by the possibility of a change in control.

As described in more detail below under “Potential Payments Upon Termination or Change in Control,” the severance benefits under these agreements will be paid only if the executive’s employment is terminated by the Company without cause or by the executive with good reason during the period beginning six months before and ending 24 months after a change in control. These types of agreements are often referred to as “double trigger” agreements since both a change in control and a termination of employment must occur before any payment is due. The Company believes that it is appropriate, and serves the purpose of these agreements, to extend the protections provided by these benefits to employment terminations that occur a short time before a change in control, and/or occur as a result of materially adverse changes to the terms of the executive’s employment with the Company after a change in control.

These agreements do not entitle the executive to any tax gross-up payments from the Company. Instead, should any benefits payable to the executive in connection with a change in control of the Company be subject to the excise tax imposed under Sections 280G and 4999 of the U.S. Internal Revenue Code of 1986, the executive will be entitled to either payment of the benefits in full (but no gross-up payment) or a reduction in the benefits to the extent necessary to avoid triggering the excise tax, whichever would result in the executive receiving the greater benefit on an after-tax basis.

Under his employment agreement, Mr. Desai will be entitled to a severance benefit if his employment with the Company during the term of the agreement is terminated by the Company without cause or by Mr. Desai for good reason. Under the terms of the employment agreement, Mr. Desai cannot receive severance payments under both the employment agreement and the change in control severance agreement. In the event that Mr. Desai’s termination qualifies for severance benefits under both agreements, Mr. Desai will receive only the severance payment detailed in the change in control severance agreement. The Compensation Committee believes that the negotiated severance arrangement is appropriate in exchange for Mr. Desai’s three year commitment to the Company under the terms of his employment agreement.

Other Compensation Considerations

Equity Ownership Guidelines

In June 2010, the Company adopted stock ownership guidelines to further align the interests of the Company’s named executive officers and directors with the interests of its stockholders. Please see “Board of Directors — Executive Officer and Director Stock Ownership Guidelines” above for more information.

Clawback Provision

In connection with the approval of the fiscal year 2011 annual cash incentive plan in May 2010, the Compensation Committee adopted a clawback provision that enables the Company to recoup payments under the annual cash incentive plan to the extent that payments were based on incorrect financial results that require a restatement of the Company’s financial statements from senior level employees whose fraud or misconduct was a material contributing factor to the financial restatement.

Tax Considerations

Federal income tax law prohibits the Company from deducting compensation paid to certain of our executive officers that exceeds $1 million during the tax year unless it is based on achieving pre-established performance measures that are set by the Compensation Committee pursuant to a plan approved by the Company’s stockholders (“performance-based compensation”).

While the Compensation Committee considers the deductibility of compensation paid to its named executive officers, the Compensation Committee retains the flexibility necessary to provide total compensation in line with competitive practice, our compensation philosophy, and the interests of stockholders. We therefore may pay compensation to our named executive officers that may not be deductible for Federal income tax purposes. The stock options granted under our stock plan are intended to meet the criteria for performance-based compensation; however, restricted stock units that are subject only to time-based vesting requirements generally do not satisfy those requirements.

For fiscal year 2011, we believe that Mr. Desai was our only named executive officer whose compensation exceeded the deductibility limit of Federal income tax laws.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently composed of the four non-employee directors named at the end of this report, each of whom is independent as defined by The NASDAQ Stock Market listing standards.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.

The Compensation Committee

James R. Fiebiger, Chair
Balakrishnan S. Iyer
Kathryn B. Lewis
William M. Zeitler

The information contained in the above report shall not be deemed to be “soliciting material” or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference in any future filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent specifically incorporated by reference therein.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members whose names appear on the Compensation Committee Report above were committee members during all of fiscal year 2011, except for Mr. Zeitler who was appointed to the committee on November 5, 2010. No member of the Compensation Committee is or has been an executive officer of the Company or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity that has or had one or more executive officers who served as a director or member of the Compensation Committee during the fiscal year ended April 3, 2011.

SUMMARY COMPENSATION TABLE — FISCAL YEARS 2009, 2010 AND 2011

The following table presents information regarding compensation earned by or paid to our “named executive officers” for our fiscal years 2009, 2010 and 2011. The position set forth in the table for each person is his current position with us unless otherwise indicated.

								Nonqualified
							Non-Equity	Deferred
					Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal	Fiscal	Salary	Bonus		Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)		($)(1)	($)(1)	($)	($)	($)(2)	($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)	(j)

Simon Biddiscombe,	2011	431,365	85,000	(3)	655,623	1,288,640	256,278	—	3,104	2,720,010
President and	2010	340,018	—		337,832	580,000	105,000	—	740	1,363,590
Chief Executive Officer*	2009	319,093	30,000		301,200	599,740	195,000	—	9,750	1,454,783
H.K. Desai,	2011	648,081	85,000	(3)	742,560	1,615,680	500,732	—	28,148 (4)	3,620,201
Executive Chairman**	2010	700,003	—		1,250,816	2,146,000	375,000	—	28,362	4,500,181
	2009	700,003	—		1,134,450	2,084,303	715,000	—	35,569	4,669,325
Roger J. Klein,	2011	303,496	—		235,620	508,640	158,000	—	3,829	1,209,585
Senior Vice President and	2010	290,014	—		328,060	580,000	100,000	—	1,573	1,299,647
General Manager, Host	2009	280,784	—		301,200	594,660	165,000	—	8,311	1,349,955
Solutions Group
Perry M. Mulligan,	2011	327,806	—		235,620	508,640	158,000	—	3,161	1,233,227
Senior Vice President,	2010	301,657	—		328,060	580,000	100,000	—	1,075	1,310,792
Worldwide Operations	2009	307,699	—		376,500	594,660	160,000	—	7,678	1,446,537
Douglas D. Naylor,	2011	206,638	20,000	(5)	73,185	135,660	60,000	—	1,976	497,459
Vice President, Finance***	2010	195,000	—		106,096	128,250	45,000	—	486	474,832
	2009	191,539			90,360	140,250	75,000	—	7,262	504,411
Jesse L. Parker,	2011	258,776	—		146,370	306,680	80,000	—	2,247	794,073
Vice President and	2010	250,016	—		206,608	348,000	70,000	—	216	874,840
General Manager, Network Solutions Group	2009	245,403	—		180,720	347,820	135,000	—	6,396	915,339
Scott A. Genereux,	2011	202,518	—		235,620	508,640	—	—	16,526 (6)	963,304
Former Senior Vice President, Worldwide Sales and	2010	301,750	—		188,460	290,000	100,000	—	796	881,006
Marketing****

*	Mr. Biddiscombe was appointed as President and Chief Executive Officer, and as a Director, effective November 15, 2010. Prior to November 15, 2010, Mr. Biddiscombe served as the Company’s Senior Vice President and Chief Financial Officer.

**	Mr. Desai relinquished his position as President and Chief Executive Officer and was named Executive Chairman effective November 15, 2010. He retained his position as Chairman of the Board of Directors.

***	Mr. Naylor served as interim Chief Financial Officer from November 15, 2010 until April 25, 2011. On April 25, 2011, Ms. Hu became our as Senior Vice President and Chief Financial Officer.

****	As of November 12, 2010, Mr. Genereux was no longer an employee of the Company.

(1)	The amounts reported in Columns (e) and (f) of the table above for fiscal year 2011 reflect the fair value on the grant date of the stock awards and option awards, respectively, granted to our named executive officers during fiscal year 2011. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of our financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in Columns (e) and (f), please see the discussion of stock awards and option awards contained under the section entitled “Stock-Based Compensation — Stock-Based Compensation Expense” on page 57 of our Annual Report on Form 10-K for fiscal year 2011 filed with the SEC on May 26, 2011.

(2)	This column consists of life insurance premiums and contributions to the QLogic Corporation Retirement Savings Plan (401(k) Plan) paid by QLogic with respect to the named executive officer, and for fiscal year 2011, includes: (a) life insurance premiums paid by QLogic in the amount of $410 for Mr. Biddiscombe, $4,583 for Mr. Desai, $1,477 for Mr. Klein, $743 for Mr. Mulligan, $314 for Mr. Naylor, $229 for Mr. Parker and $312 for Mr. Genereux; and (b) 401(k) Plan contributions by QLogic in the amount of $2,694 for

Mr. Biddiscombe, $5,405 for Mr. Desai, $2,352 for Mr. Klein, $2,418 for Mr. Mulligan, $1,662 for Mr. Naylor and $2,018 for Mr. Parker.

(3)	Special award for each of Mr. Biddiscombe and Mr. Desai in consideration of the successful leadership transition in November 2010.

(4)	In addition to the amounts identified in footnote (2) above, this amount includes the payment by the Company of club membership dues for Mr. Desai in the amount of $18,160.

(5)	Special award for Mr. Naylor in consideration of his services as interim Chief Financial Officer from November 15, 2010 until April 25, 2011.

(6)	In addition to the amount identified in footnote (2) above, this amount includes payment in connection with the termination of Mr. Genereux’s employment for accrued but unused personal time off in the amount of $16,214.

Compensation of Named Executive Officers

The Summary Compensation Table above quantifies the value of the different forms of compensation earned by or awarded to our named executive officers for fiscal year 2011. The Summary Compensation Table includes fiscal year 2009 and 2010 information for those named executive officers who were also named executive officers in fiscal years 2009 or 2010. The primary elements of each named executive officer’s total compensation reported in the table are base salary, an annual cash incentive, and long-term equity incentives consisting of RSU awards and stock options. Named executive officers also received the other benefits listed in the “All Other Compensation” column of the Summary Compensation Table, as further described in footnotes (2), (4) and (6) to the table. We do not have employment agreements with our named executive officers, except for Mr. Desai. Details of Mr. Desai’s employment agreement are described in the “Compensation Discussion and Analysis” above and in the following section entitled “Employment Agreements.”

The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. The “Grants of Plan-Based Awards in Fiscal Year 2011” table below, and the accompanying description of the material terms of the RSU awards and stock options granted in fiscal year 2011, provide information regarding the equity incentives awarded to our named executive officers in fiscal year 2011. The “Outstanding Equity Awards at End of Fiscal Year 2011” and “Option Exercises and Stock Vested — Fiscal Year 2011” tables below provide further information on the named executive officers’ potential realizable value and actual value realized with respect to their equity awards.

Employment Agreements

In October 2010, QLogic entered into an employment agreement with Mr. Desai in connection with his transition from President and Chief Executive Officer to Executive Chairman. The agreement provides for a three-year term beginning November 15, 2010 and for Mr. Desai to receive a base salary and an annual incentive bonus as determined by the Compensation Committee. The initial annual base salary rate for Mr. Desai under the agreement is $530,000, and his annual target bonus is 100% of his annual base salary. Mr. Desai is eligible for annual equity awards consistent with the Compensation Committee’s policies on annual equity awards for executive-level employees. Mr. Desai is also entitled to participate in the Company’s benefit plans made available to the Company’s executive-level employees generally. Provisions of Mr. Desai’s agreement relating to post-termination employment benefits are discussed below under “Potential Payments Upon Termination or Change in Control.”

Grants of Plan-Based Awards in Fiscal Year 2011

The following table sets forth information regarding the plan-based awards that we granted during fiscal year 2011 to each of our named executive officers.

									All
									Other	All Other		Grant
									Stock	Option		Date
									Awards:	Awards:		Fair
									Number	Number	Exercise	Value
			Estimated Potential Payouts			Estimated Potential Payouts			of	of	or Base	of Stock
			Under Non-Equity Incentive			Under Equity Incentive Plan			Shares	Securities	Price of	and
			Plan Awards			Awards			of Stock	Underlying	Option	Option
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)(1)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Simon Biddiscombe	N/A		—	354,428	—	—	—	—	—	—	—	—
	5/20/2010		—	—	—	—	—	—	—	68,000	17.85	508,640
	5/20/2010		—	—	—	—	—	—	13,200	—	—	235,620
	11/15/2010		—	—	—	—	—	—	—	111,588	17.83	780,000
	11/15/2010		—	—	—	—	—	—	23,556	—	—	420,003
H.K. Desai	N/A		—	692,504	—	—	—	—	—	—	—	—
	5/20/2010		—	—	—	—	—	—	—	216,000	17.85	1,615,680
	5/20/2010		—	—	—	—	—	—	41,600	—	—	742,560
Roger J. Klein	N/A		—	197,273	—	—	—	—	—	—	—	—
	5/20/2010		—	—	—	—	—	—	—	68,000	17.85	508,640
	5/20/2010		—	—	—	—	—	—	13,200	—	—	235,620
Perry M. Mulligan	N/A		—	213,074	—	—	—	—	—	—	—	—
	5/20/2010		—	—	—	—	—	—	—	68,000	17.85	508,640
	5/20/2010		—	—	—	—	—	—	13,200	—	—	235,620
Douglas D. Naylor	N/A		—	82,655	—	—	—	—	—	—	—	—
	5/20/2010		—	—	—	—	—	—	—	21,000	17.85	135,660
	5/20/2010		—	—	—	—	—	—	4,100	—	—	73,185
Jesse L. Parker	N/A		—	142,327	—	—	—	—	—	—	—	—
	5/20/2010		—	—	—	—	—	—	—	41,000	17.85	306,680
	5/20/2010		—	—	—	—	—	—	8,200	—	—	146,370
Scott A. Genereux	N/A	(2)	—	214,522	—	—	—	—	—	—	—	—
	5/20/2010	(2)	—	—	—	—	—	—	—	68,000	17.85	508,640
	5/20/2010	(2)	—	—	—	—	—	—	13,200	—	—	235,620

(1)	The amounts reported in Column (l) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. For the assumptions and methodologies used to value the awards reported in Column (l), please see footnote (1) to the Summary Compensation Table.

(2)	These awards were forfeited upon termination of Mr. Genereux’s employment on November 12, 2010.

Description of Plan-Based Awards

Each of the equity awards reported in the “Grants of Plan-Based Awards in Fiscal Year 2011” table above was granted under, and is subject to, the terms of the 2005 Plan. The material terms of the non-equity incentive plan awards reported in the table are described in the “Compensation Discussion and Analysis” above.

Our Compensation Committee administers the 2005 Plan. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a named executive officer upon his or her death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value.

If a change in control of the Company occurs (as determined under the 2005 Plan), each named executive officer’s outstanding awards granted under the plan will generally only become fully vested if (i) the Company dissolves or does not survive as a public company after the change in control transaction and (ii) the Compensation Committee does not provide for the substitution, assumption, exchange or other continuation of the outstanding awards. Any options that become vested in connection with a change in control generally must be exercised prior to the change in control, or they will be canceled in exchange for the right to receive a cash payment in connection with the change in control transaction. In addition, Messrs. Biddiscombe, Desai, Klein, Mulligan and Parker may be entitled to accelerated vesting of their outstanding equity-based awards upon a termination of employment in connection with a change in control of QLogic. The terms of this accelerated vesting are described below under “Potential Payments Upon Termination or Change in Control.”

Options

Each option reported in Column (j) of the “Grants of Plan-Based Awards in Fiscal Year 2011” table above was granted with a per-share exercise price equal to the fair market value of a share of our common stock on the grant date. For these purposes, the fair market value is equal to the closing price of a share of our common stock on the applicable grant date. Each of these options is subject to a four-year vesting schedule, with 25% vesting on the first anniversary of the grant date, and 6.25% vesting every three months thereafter for the remaining three years.

Once vested, each option granted to our named executive officers under the 2005 Plan will generally remain exercisable until its normal expiration date. Each of the options granted under the 2005 Plan to our named executive officers in fiscal year 2011 has a term of ten years. However, vested options may terminate earlier in connection with a change in control transaction or a termination of the named executive officer’s employment. Subject to any accelerated vesting that may apply in connection with a change in control, the unvested portion of the option will immediately terminate upon a termination of the named executive officer’s employment. The named executive officer will generally have three months to exercise the vested portion of the option following a termination of his employment. This period is extended to twelve months if the termination is a result of the named executive officer’s death or disability. For any termination by QLogic for cause, the option (whether vested or not) will terminate on the date of termination.

RSUs

Each RSU award reported in Column (i) of the “Grants of Plan-Based Awards in Fiscal Year 2011” table above was granted to our named executive officers under the 2005 Plan and is subject to a four-year vesting schedule, with twenty-five (25%) of the total number of RSUs vesting on each of the first, second, third and fourth anniversaries of the award date.

Upon vesting, QLogic will deliver to the named executive officer a number of shares of common stock equal to the number of RSUs subject to the award that have vested on the applicable vesting date, less any shares of common stock that may be withheld to satisfy the related minimum tax withholding obligations. Subject to any accelerated vesting that may apply in connection with a change in control, the unvested portion of any RSU award will immediately terminate upon a termination of the named executive officer’s employment.

Outstanding Equity Awards at End of Fiscal Year 2011

The following table presents information regarding the outstanding equity awards held by each of our named executive officers at the end of fiscal year 2011, including the vesting schedules for the portions of these awards that had not vested as of that date.

	Option Awards					Stock Awards
		Number of
	Number of	Securities				Number of
	Securities	Underlying				Shares or		Market Value of
	Underlying	Unexercised				Units of		Shares or Units
	Unexercised	Options		Option	Option	Stock That		of Stock That
	Options (#)	(#)		Exercise	Expiration	Have Not		Have Not
Name	Exercisable	Unexercisable		Price ($)	Date	Vested (#)		Vested ($)*
(a)	(b)	(c)		(d)	(e)	(f)		(g)

Simon Biddiscombe	68,750	31,250	(1)	16.10	4/22/18	10,000	(9)	181,600
	43,750	56,250	(2)	13.96	5/21/19	18,150	(10)	329,604
	—	68,000	(3)	17.85	5/20/20	13,200	(11)	239,712
	—	111,588	(4)	17.83	11/15/20	23,556	(12)	427,777
H.K. Desai	500,000	—		27.48	6/13/11	18,750	(5)	340,500
	180,000	—		17.22	7/25/11	30,000	(9)	544,800
	180,000	—		24.17	1/24/12	7,500	(13)	136,200
	600,000	—		21.69	6/13/12	67,200	(10)	1,220,352
	187,500	—		19.91	3/20/13	41,600	(11)	755,456
	562,500	—		24.26	6/20/13
	225,000	—		25.05	9/22/13
	225,000	—		25.42	12/22/13
	225,000	—		20.51	3/22/14
	1	—		14.28	6/4/14
	550,000	—		18.00	5/15/16
	234,375	15,625	(5)	16.58	6/1/17
	206,250	93,750	(6)	15.06	6/10/18
	48,125	21,875	(7)	15.39	6/16/18
	161,875	208,125	(2)	13.96	5/21/19
	—	216,000	(3)	17.85	5/20/20
Roger J. Klein	12,000	—		27.48	6/13/11	2,250	(5)	40,860
	900	—		17.22	7/25/11	10,000	(9)	181,600
	900	—		24.17	1/24/12	17,625	(10)	320,070
	20,000	—		21.69	6/13/12	13,200	(11)	239,712
	4,486	—		19.91	3/20/13
	18,000	—		24.26	6/20/13
	16,800	—		25.05	9/22/13
	18,000	—		25.42	12/22/13
	18,000	—		20.51	3/22/14
	16,000	—		16.48	12/5/15
	30,000	—		18.00	5/15/16
	37,500	2,500	(5)	16.58	6/1/17
	72,875	33,125	(6)	15.06	6/10/18
	43,750	56,250	(2)	13.96	5/21/19
	—	68,000	(3)	17.85	5/20/20
Perry M. Mulligan	56,875	13,125	(8)	15.19	11/1/17	12,500	(9)	227,000
	72,875	33,125	(6)	15.06	6/10/18	17,625	(10)	320,070
	43,750	56,250	(2)	13.96	5/21/19	13,200	(11)	239,712
	—	68,000	(3)	17.85	5/20/20
Douglas D. Naylor	30,000	—		20.91	1/13/13	275	(5)	4,994
	3,000	—		25.05	9/22/13	3,000	(9)	54,480
	2,400	—		25.42	12/22/13	5,700	(10)	103,512
	2,480	—		20.51	3/22/14	4,100	(11)	74,456
	12,000	—		14.28	6/4/14
	8,000	—		12.25	8/24/14
	3,600	—		16.48	12/5/15
	8,000	—		18.00	5/15/16
	6,562	438	(5)	16.58	6/1/17
	17,187	7,813	(6)	15.06	6/10/18
	10,937	14,063	(2)	13.96	5/21/19
	—	21,000	(3)	17.85	5/20/20
Jesse L. Parker	2,813	—		18.00	5/15/16	2,125	(5)	38,590
	1,875	1,875	(5)	16.58	6/1/17	6,000	(9)	108,960
	3,875	19,375	(6)	15.06	6/10/18	11,100	(10)	201,576
	3,750	33,750	(2)	13.96	5/21/19	8,200	(11)	148,912
	—	41,000	(3)	17.85	5/20/20
Scott A. Genereux	—	—		—	—	—		—

*	The dollar amounts shown in Column (g) are determined by multiplying (x) the number of shares or units reported in Column (f) by (y) $18.16 (the closing price of our Common Stock on the last trading day of fiscal year 2011).

(1)	The unvested portion of this award is scheduled to vest in five quarterly installments, commencing on April 22, 2011.

(2)	The unvested portion of these awards is scheduled to vest in nine quarterly installments, commencing on May 21, 2011.

(3)	The unvested portion of these awards is scheduled to vest as to 25% of the award on May 20, 2011 and in twelve quarterly installments thereafter.

(4)	The unvested portion of this award is scheduled to vest as to 25% of the award on November 15, 2011 and in twelve quarterly installments thereafter.

(5)	The remaining unvested portion of these awards is scheduled to vest on June 1, 2011.

(6)	The unvested portion of these awards is scheduled to vest in five quarterly installments, commencing on June 10, 2011.

(7)	The unvested portion of this award is scheduled to vest in five quarterly installments, commencing on June 16, 2011.

(8)	The unvested portion of this award is scheduled to vest in three quarterly installments, commencing on May 1, 2011.

(9)	The unvested portion of these awards is scheduled to vest in two annual installments commencing on June 10, 2011.

(10)	The unvested portion of these awards is scheduled to vest in three annual installments commencing on May 21, 2011.

(11)	The unvested portion of these awards is scheduled to vest in four annual installments commencing on May 20, 2011.

(12)	The unvested portion of this award is scheduled to vest in four annual installments commencing on November 15, 2011.

(13)	The unvested portion of this award is scheduled to vest in two annual installments commencing on June 16, 2011.

Option Exercises and Stock Vested — Fiscal Year 2011

The following table presents information regarding the exercise of stock options by named executive officers during fiscal year 2011 and the vesting during fiscal year 2011 of other stock awards previously granted to the named executive officers.

	Option Awards		Stock Awards
	Number of Shares	Value	Number of	Value
	Acquired on	Realized on	Shares Acquired	Realized on
Name	Exercise (#)	Exercise ($)(1)	on Vesting (#)	Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)

Simon Biddiscombe	—	—	11,050	193,061
H.K. Desai	1,021,875	4,720,917	89,900	1,595,399
Roger J. Klein	—	—	14,750	259,310
Perry M. Mulligan	—	—	12,125	210,934
Douglas D. Naylor	—	—	3,950	69,300
Jesse L. Parker	52,250	185,805	9,575	168,588
Scott A. Genereux	32,500	176,693	3,375	60,784

(1)	The value realized upon exercise is the difference between the fair market value of QLogic’s common stock at the time the stock options were exercised and the option exercise price, multiplied by the number of stock options exercised.

(2)	The value realized on vesting is the closing market price of QLogic’s common stock on the date that the RSUs vest (or if the markets are closed on the date that the RSUs vest, the closing market price of QLogic’s common stock on the last day that the markets were open) multiplied by the number of RSUs that vest.

Potential Payments Upon Termination or Change in Control

The following section describes the benefits that may become payable to certain named executive officers in connection with a termination of their employment with QLogic or a change in control of QLogic. As prescribed by the SEC’s rules, in calculating the amount of any potential payments to the named executive officer under the arrangements described below, we have assumed that the applicable triggering event (i.e., termination of employment or change in control of QLogic) occurred on the last business day of fiscal year 2011 and that the price per share of our common stock is equal to the closing price as of that date.

Change in Control Severance Agreements

QLogic is a party to Change in Control Severance Agreements with certain of its named executive officers (the “Change in Control Severance Agreement”). Under the Change in Control Severance Agreement, in the event that the Company terminates the executive’s employment without cause or in the event that the executive terminates his or her employment for good reason, in either case within 6 months before or 24 months after a change in control of the Company, the executive would be entitled to receive a cash lump sum payment equal to (i) the sum of the executive’s annual base salary and the greater of the executive’s maximum annual cash bonus for the year in which the termination occurs or the highest annual bonus paid to the executive for any one of the three preceding fiscal years, multiplied by (ii) a specified multiplier (for Messrs. Biddiscombe and Desai, the specified multiplier is two; for Messrs. Klein, Mulligan and Parker, the specified multiplier is one). For these purposes, the terms “cause,” “good reason” and “change in control” are defined in the Change in Control Severance Agreement. In addition, the Company will pay or reimburse the executive for the cost of the premiums charged to continue the executive’s and his or her dependents’ health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA) for up to a specified period of time following the termination (for Messrs. Biddiscombe and Desai, the specified period of time is two years; for Messrs. Klein, Mulligan and Parker, the specified period of time is one year). Any stock option or other equity-based award granted by the Company to the executive, to the extent then outstanding and not otherwise vested, will generally become fully vested in connection with such termination from employment. The Change in Control Severance Agreement typically has a two-year term and will automatically extend for one additional year on the anniversary of the effective date of the Agreement, unless the Compensation Committee notifies the executive that the Agreement will not be extended. For Mr. Desai, the term of the Change in Control Severance Agreement continues through November 15, 2013, with automatic one year extensions beginning November 15, 2012 and each November 15 thereafter (such that on November 15, 2012 the term of the agreement would be extended through November 15, 2014, and so on), unless the Compensation Committee notifies Mr. Desai that the agreement will not be extended.

Under the Change in Control Severance Agreement, the executive is not entitled to any tax gross-up payments from the Company. Instead, should any benefits payable to the executive in connection with a change in control of the Company be subject to the excise tax imposed under Sections 280G and 4999 of the U.S. Internal Revenue Code of 1986, the executive will be entitled to either payment of the benefits in full (but no gross-up payment) or a reduction in the benefits to the extent necessary to avoid triggering the excise tax, whichever would result in the executive receiving the greater benefit on an after-tax basis.

The following chart presents the Company’s estimate of the amount of the severance benefits to which each of Messrs. Biddiscombe, Desai, Klein, Mulligan and Parker would be entitled under the Change in Control Severance Agreement if his employment terminated under the circumstances described above in connection with a change in control of the Company, and assuming for purposes of this illustration that the termination of employment occurred on April 3, 2011.

	Cash	Continuation of	Equity
	Severance	Health Benefits	Acceleration	Total
Name	($)	($)	($)(1)	($)

Simon Biddiscombe	1,808,884	46,481	1,537,222	3,392,587
H.K. Desai	2,490,010	33,060	4,314,299	6,837,369
Roger J. Klein	497,313	10,578	1,146,209	1,654,100
Perry M. Mulligan	538,095	16,605	1,185,781	1,740,481
Jesse L. Parker	397,356	14,492	715,523	1,127,371

(1)	This column reports the intrinsic value of the unvested portions of each executive’s awards that would accelerate in these circumstances. For options, this value is calculated by multiplying the amount (if any) by which the closing price of the Company’s common stock on April 1, 2011 ($18.16) exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option. For restricted stock unit awards, this value is calculated by multiplying the closing price of the Company’s common stock on April 1, 2011 by the number of units subject to the accelerated portion of the award.

Severance Agreement

As described above, the Company entered into a three-year employment agreement with Mr. Desai (the “Employment Agreement”) beginning November 15, 2010. Under the Employment Agreement, if Mr. Desai’s employment with the Company during the term of the agreement is terminated by the Company without cause or by Mr. Desai for good reason (as such terms are defined in the Employment Agreement and other than in connection with a change in control as described above), Mr. Desai would be entitled to a severance benefit equal to the greater of (1) his base salary in effect on the termination date calculated for the remainder of the period of the Employment Agreement plus his annual target bonus in effect on the termination date calculated for the remainder of the period of the Employment Agreement or (2) one times his base salary in effect on the termination date plus one times his annual target bonus in effect on the termination date. He would also be entitled to payment of a prorated bonus for the fiscal year in which the termination occurs and to payment by the Company of the cost of his COBRA premiums for continued health coverage for him and his eligible dependents for up to 12 months following the termination date. Mr. Desai’s right to receive the severance benefits described above is subject to his execution of a general release of claims in favor of the Company as well as his compliance with certain non-solicitation and other restrictive covenants set forth in the Employment Agreement. Under the terms of the Employment Agreement, Mr. Desai cannot receive severance payments under both the Employment Agreement and his Change in Control Severance Agreement. In the event that Mr. Desai’s termination qualifies for severance benefits under both agreements, Mr. Desai will receive only the severance payment detailed in the Change in Control Severance Agreement, as described above.

The following chart presents the Company’s estimate of the amount of the severance benefits to which Mr. Desai would be entitled under the Employment Agreement if his employment terminated under the circumstances described above, and assuming for purposes of this illustration that the termination of employment occurred on April 3, 2011.

	Cash	Continuation of
	Severance	Health Benefits	Total
Name	($)(1)	($)	($)

H.K. Desai	2,792,582	16,605	2,809,187

(1)	The cash severance is calculated by multiplying Mr. Desai’s base salary and annual target bonus in effect on April 3, 2011 by the remaining term of the Employment Agreement. Mr. Desai would have been entitled to the full amount of his bonus for the 2011 fiscal year if he were employed by us through April 3, 2011, so the pro-rata bonus provisions described above would not apply.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pay that reflects performance and alignment of pay with the long-term interests of our stockholders are key principles that underlie our compensation program. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), stockholders have the opportunity to vote, on an advisory basis, on the compensation of our named executive officers. This is often referred to as a “say on pay,” and provides you, as a stockholder, with the ability to cast an advisory vote with respect to our fiscal year 2011 executive compensation programs and policies and the compensation paid to the named executive officers as disclosed in this proxy statement through the following resolution:

“RESOLVED, that the stockholders approve the compensation of the named executive officers, as described in the Compensation Discussion and Analysis section and in the compensation tables and accompanying narrative disclosure in this proxy statement.”

As an advisory vote, this proposal is not binding upon the Company, the Board of Directors or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Board of Directors or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders by means of their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”
PROPOSAL NO. 2 REGARDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON
EXECUTIVE COMPENSATION

The Dodd-Frank Act also provides stockholders with the opportunity to indicate, on an advisory basis, their preference as to the frequency of future advisory votes on the Company’s executive compensation program. For this proposal, stockholders can indicate whether they would prefer that we hold future advisory votes on executive compensation every one, two or three years.

The Company believes that advisory votes on the Company’s executive compensation program should be conducted every year so that stockholders may annually express their views on the Company’s executive compensation program. The Compensation Committee, which administers the Company’s executive compensation program, values the opinions expressed by stockholders in these advisory votes and will consider the outcome of these votes in making its decisions on executive compensation.

This proposal is advisory only and will not be binding on the Company, the Board of Directors or the Compensation Committee. Although non-binding, the Board of Directors and the Compensation Committee will carefully review the voting results. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on executive compensation on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to the Company’s executive compensation program.

In voting on this proposal, stockholders will be able to indicate their preference regarding the frequency of future advisory votes on executive compensation by specifying a choice of 1 year, 2 years or 3 years. Stockholders that do not have a preference regarding the frequency of future advisory votes on executive compensation should abstain from voting on the proposal. Stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “1 YEAR” ON PROPOSAL NO. 3 REGARDING AN ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed KPMG LLP to serve as our independent auditors for fiscal year 2012. KPMG LLP has served as our independent auditors since our inception. One or more representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

This matter is not required to be submitted for stockholder approval, but the Board of Directors, as a matter of good corporate practice, has elected to seek ratification of the appointment of KPMG LLP as our independent auditors for fiscal year 2012 by seeking the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”
PROPOSAL NO. 4, THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR
INDEPENDENT AUDITORS FOR FISCAL YEAR 2012.

If the appointment is not ratified, the Audit Committee will consider whether it should select other independent auditors.

PRINCIPAL ACCOUNTANTS’ FEES

In connection with the audit of the financial statements for the fiscal year ended April 3, 2011, QLogic entered into an engagement letter with KPMG LLP which set forth the terms by which KPMG would perform audit services for us. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

For the fiscal years ended April 3, 2011 and March 28, 2010, we incurred fees for services rendered by KPMG LLP in the following amounts:

	Fiscal Year	Fiscal Year
	2011	2010

Audit Fees	$1,289,000	$1,401,000
Audit-Related Fees	—	—
Tax Fees	152,000	91,000
All Other Fees	—	—

Tax Fees in fiscal years 2011 and 2010 consist of tax compliance and consulting, including international tax advice.

The Audit Committee has adopted a policy regarding the pre-approval of audit and non-audit services to be provided by our independent auditors. The policy provides that KPMG LLP is required to seek pre-approval by the Audit Committee (or a designated member of the committee) of all tax and other non-audit related services by providing a description of the services to be performed and specific fee estimates for each such service. In fiscal year 2011, all fees of KPMG LLP were pre-approved by the Audit Committee.

The Audit Committee has concluded that the performance by KPMG LLP of the above non-audit services is compatible with maintaining the independence of KPMG LLP.

AUDIT COMMITTEE REPORT

Management has primary responsibility for the Company’s financial statements and financial reporting process, including the Company’s system of internal accounting controls. The independent auditors are responsible for auditing the Company’s financial statements. The Audit Committee oversees the Company’s financial reporting processes and systems of internal accounting controls, the independence and performance of the independent auditors and the performance of the internal auditors.

The Audit Committee has reviewed the Company’s audited consolidated financial statements and discussed such statements with management and the independent auditors. Management has represented to the Audit Committee that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee has discussed with the independent auditors their evaluation of the accounting principles, practices and judgments applied by management, and the Audit Committee has discussed any items required to be communicated to it by the independent auditors in accordance with standards of the Public Company Accounting Oversight Board.

The Audit Committee also received from the independent auditors written disclosures as provided for in the requirements of the Public Company Accounting Oversight Board describing any relationships with the Company that may bear on the auditors’ independence and has discussed with the independent auditors their independence from the Company and its management. When evaluating independence, the Audit Committee considered whether the services of the independent auditors to the Company beyond those rendered in connection with its audit and review of the Company’s consolidated financial statements were compatible with maintaining its independence. The Audit Committee also reviewed, among other things, the amount of fees paid to the independent auditors for audit and non-audit services.

Based on the review and discussions noted above, and the report of the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended April 3, 2011, for filing with the Securities and Exchange Commission.

Each member of the Audit Committee meets the independence requirements of The NASDAQ Stock Market, and Messrs. Iyer, Mercer and Wells are “audit committee financial experts” as defined by rules adopted by the Securities and Exchange Commission.

The Audit Committee

Balakrishnan S. Iyer, Chair
Kathryn B. Lewis
D. Scott Mercer
George D. Wells

The information contained in the above report shall not be deemed to be “soliciting material” or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference in any future filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent specifically incorporated by reference therein.

RELATED PERSON TRANSACTIONS AND PROCEDURES

Pursuant to its written charter, the Audit Committee of the Board has the responsibility to review and discuss with management and approve any transactions or courses of dealing with related parties, which includes any transaction in which (i) the amount exceeds $120,000, (ii) the Company is, was or is proposed to be a participant and (iii) such person or such person’s immediate family members has, had or may have a direct or indirect material interest (a “Related Person Transaction”). During this process, Related Person Transactions are disclosed to all Board members. The Audit Committee intends to approve only those Related Person Transactions that are in the best interests of the Company and our stockholders. During fiscal year 2011, there were no transactions or series of related transactions to which the Company was or is a party involving an amount in excess of $120,000 and in which any director, executive officer, holder of more than five percent (5%) of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest as defined by SEC rules and regulations.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file various reports with the SEC concerning their ownership and changes in ownership of our securities. Copies of these filings must be furnished to us. To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during our fiscal year 2011, our directors, executive officers and 10% beneficial owners have complied with all Section 16(a) filing requirements.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain the following equity compensation plans:

•	QLogic Corporation 2005 Performance Incentive Plan

•	QLogic Corporation 1998 Employee Stock Purchase Plan

•	QLogic Corporation Stock Awards Plan

•	QLogic Corporation Non-Employee Director Stock Option Plan

Each of the plans identified above was approved by our stockholders. Although there are outstanding equity-based awards under the QLogic Corporation Stock Awards Plan and the QLogic Corporation Non-Employee Director Stock Option Plan, we are no longer authorized to issue new equity-based awards under either of these plans.

The following table sets forth the number of shares of our common stock subject to outstanding awards, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of April 3, 2011:

Number of Securities
Remaining Available
for Future Issuance
	Number of Securities to be				Under Equity
	Issued Upon Exercise of		Weighted-Average		Compensation Plans
	Outstanding Options,		Exercise Price of		as of April 3, 2011
	Warrants and Rights		Outstanding Options,		(Excluding Securities
Plan Category	as of April 3, 2011		Warrants and Rights		Reflected in Column (a))
	(a)		(b)		(c)

Equity compensation plans approved by security holders	24,127,075	(1)	$18.51	(2)	13,516,959	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	24,127,075		$18.51		13,516,959

(1)	Of these shares, 21,855,997 were subject to outstanding stock options and 2,271,078 were subject to outstanding awards of restricted stock units. This number does not include options outstanding under the 1998 Employee Stock Purchase Plan, as amended (the “ESPP”) for the offering period in progress on April 3, 2011 as the number of shares subject to those options is indeterminable until the end of the offering period. This number also does not include outstanding options to purchase an aggregate of 18 shares, at a weighted-average exercise price of $3.21, granted under plans assumed by the Company in connection with certain acquisition transactions. No additional awards may be granted under these assumed plans.

(2)	This calculation does not reflect options outstanding under the ESPP for the offering period in progress on April 3, 2011 as the exercise price of those options is not determinable until the end of the offering period and does not reflect the then-outstanding restricted stock units.

(3)	Of these shares, 11,870,594 were available for additional award grants under the 2005 Plan and 1,646,365 were available for additional purchases under the ESPP. The shares available for awards under the 2005 Plan are, subject to certain other limits of the 2005 Plan, generally available for any type of award authorized under the

2005 Plan including stock options, stock appreciation rights, restricted stock awards, unrestricted stock awards, deferred stock awards, performance unit awards and other stock-based awards.

STOCKHOLDER PROPOSALS

Any stockholder desiring to submit a proposal for action at our 2012 Annual Meeting and include it in our Proxy Statement with respect to that meeting should arrange for the proposal to be delivered to us at our principal place of business no later than March 23, 2012, which is 120 calendar days prior to the anniversary of the mailing date of this year’s Proxy Statement, in order to be considered for possible inclusion in the Proxy Statement for that meeting. If the date of next year’s Annual Meeting is moved more than 30 days before or after the anniversary date of this year’s Annual Meeting, the deadline for inclusion of proposals in our Proxy Statement for our 2012 Annual Meeting is instead a reasonable time before we begin to print and mail the proxy materials for that meeting. Matters pertaining to such proposals, including the number and length, eligibility of persons entitled to have such proposals included, and other aspects, are regulated by the Securities Exchange Act of 1934, as amended, rules and regulations of the SEC, other laws and regulations, and our Bylaws, to which interested persons should refer. You may obtain a complete copy of our Bylaws without charge by submitting a written request to our Secretary at our principal executive office. Stockholders wishing to submit for consideration a possible board candidate should follow the procedures set forth under “Board of Directors — Committees — The Nominating and Governance Committee.”

If a stockholder wishes to present a proposal at our 2012 Annual Meeting and the proposal is not intended to be included in the Proxy Statement relating to such meeting, we must receive a written notice of the proposal no earlier than April 27, 2012 and no later than May 27, 2012 (provided, however, that if the 2012 Annual Meeting is held earlier than July 26, 2012 or later than November 3, 2012, notice by the stockholder must be delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company) (the “Bylaw Deadline”). The written notice must contain the additional information required by our Bylaws. If you give notice of such a proposal after the Bylaw Deadline, you may not be permitted to present the proposal to the stockholders for a vote at the meeting.

Rules of the SEC also establish a different deadline for submission of stockholder proposals that are not intended to be included in our Proxy Statement with respect to discretionary voting, which is June 6, 2012 for our 2012 Annual Meeting (the “Discretionary Vote Deadline”). If you give notice of such a proposal after June 6, 2012, the proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at our 2012 Annual Meeting. Because the Bylaw Deadline is not capable of being determined until we publicly announce the date for our 2012 Annual Meeting, it is possible that the Bylaw Deadline may occur after the Discretionary Vote Deadline. In such a case, a proposal received after the Discretionary Vote Deadline but before the Bylaw Deadline would be eligible to be presented at our 2012 Annual Meeting, and we believe that the proxy holders would be allowed to use the discretionary authority granted by the proxy card to vote against the proposal at the meeting without including any disclosure of the proposal in the Proxy Statement relating to such meeting.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report on Form 10-K for the fiscal year ended April 3, 2011, including our audited consolidated financial statements and financial statement schedule, was mailed to our stockholders with this Proxy Statement. Upon request, we will provide you with an additional copy of our Annual Report on Form 10-K for fiscal year 2011 or this Proxy Statement. You should send your written requests to our Secretary, at QLogic Corporation, 26650 Aliso Viejo Parkway, Aliso Viejo, California 92656. This Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended April 3, 2011 are also available at the Company’s website at http://ir.qlogic.com and from the SEC website at http://www.sec.gov.

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single Proxy Statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single Proxy Statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that the broker or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement, or if you are receiving multiple copies of the Proxy Statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company’s agent, Broadridge, if you hold registered shares. You can notify Broadridge by sending a written request to: Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or by calling Broadridge at (800) 542-1061.

OTHER MATTERS

We have not received notice of and do not expect any matters to be presented for a vote at the meeting, other than the proposals described in this Proxy Statement. If you grant a proxy, the person(s) named as proxy holder, or their nominee or substitute, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason, any of our nominees for director are not available, the proxy holder will vote your proxy for such other candidate or candidates nominated by the Board of Directors.

By Order of the Board of Directors

Michael L. Hawkins
Secretary

Aliso Viejo, California
July 21, 2011

STOCKHOLDERS ARE URGED TO VOTE BY INTERNET, BY TELEPHONE OR BY SIGNING
AND RETURNING THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE.

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting QLOGIC CORPORATION instruction form. ATTENTION: INVESTOR RELATIONS ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS 26650 ALISO VIEJO PARKWAY ALISO VIEJO, CA 92656 If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M37379-P14009 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY QLOGIC CORPORATION The Board of Directors recommends you vote FOR the following proposals: 1. Election of Directors For Against Abstain Nominees: 1a. Simon Biddiscombe 0 0 0 1b. H.K. Desai 0 0 0 The Board of Directors recommends you vote 1 Year 2 Years 3 Years Abstain 1 YEAR on the following proposal: 1c. James R. Fiebiger 0 0 0 3. To vote, on an advisory basis, on the frequency 0 0 0 0 with which future advisory votes on the compensation of the Company’s Named 1d. Balakrishnan S. Iyer 0 0 0 Executive Officers will be conducted. 1e. Kathryn B. Lewis 0 0 0 The Board of Directors recommends you vote FOR the For Against Abstain following proposal: 1f. D. Scott Mercer 0 0 0 4. Ratification of Appointment of KPMG LLP as 0 0 0 Independent Auditors. 1g. George D. Wells 0 0 0 NOTE: In their discretion, on such other business as may properly come before the Annual Meeting or any postponements 1h. William M. Zeitler 0 0 0 or adjournments thereof. For Against Abstain 2. To approve, on an advisory basis, the compensation of 0 0 0 the Company’s Named Executive Officers as set forth in the accompanying Proxy Statement. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K are available at http://ir.qlogic.com M37380-P14009 QLogic Corporation 26650 Aliso Viejo Parkway Aliso Viejo, California 92656 Proxy Solicited on Behalf of the Board of Directors Annual Meeting of Stockholders — August 25, 2011 Simon Biddiscombe and Jean Hu, or either of them, are hereby appointed attorneys and proxies of the undersigned, each with the power of substitution, to attend, vote and act for all shares of common stock of QLogic Corporation held of record by the undersigned at the close of business on June 30, 2011 at the Annual Meeting of Stockholders to be held at QLogic’s corporate headquarters, located at 26650 Aliso Viejo Parkway, Aliso Viejo, California 92656, at 10:00 a.m., Pacific Daylight Time, on Thursday, August 25, 2011, and at any postponements or adjournments thereof, in connection therewith to vote all of the shares of common stock which the undersigned would be entitled to vote as directed on the reverse side. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTORS NAMED ON THE REVERSE SIDE OF THIS PROXY, “FOR” THE ADVISORY VOTE ON EXECUTIVE COMPENSATION, “FOR” 1 YEAR ON THE FREQUENCY VOTE ON EXECUTIVE COMPENSATION, AND “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE. IMPORTANT — PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY